                                                                    Exhibit 10.1



                            ASSET PURCHASE AGREEMENT




                              EASTMAN KODAK COMPANY

                                       AND

                             WANG LABORATORIES, INC.

                                       AND

                               WANG FEDERAL, INC.




                             DATED JANUARY 29, 1997

                                TABLE OF CONTENTS


ARTICLE I     DEFINITIONS

      1.1     Definitions..................................................  1
      1.2     Other Definitions............................................  7
      1.3     Other Rules of Construction..................................  9

ARTICLE II    SALE AND PURCHASE

      2.1     Transfer of Assets........................................... 10
      2.2     Excluded Assets.............................................. 12
      2.3     Assumption of Liabilities.................................... 13
      2.4     Excluded Liabilities......................................... 14
      2.5     Consideration................................................ 16
      2.6     Allocation of Consideration.................................. 16
      2.7     Local Transactions........................................... 16

ARTICLE III   REPRESENTATIONS AND WARRANTIES OF
              SELLER AND FEDERAL

      3.1     Organization, Power, Standing and Qualification.............. 17
      3.2     Power and Authority.......................................... 18
      3.3     Validity of Contemplated Transactions........................ 18
      3.4     Consents..................................................... 18
      3.5     Acquired Subsidiaries........................................ 18
      3.6     Financial Statements and Business Plan....................... 19
      3.7     Undisclosed Liabilities...................................... 19
      3.8     Absence of Certain Changes................................... 20
      3.9     Purchased Assets............................................. 21
      3.10    IT Property.................................................. 21
      3.11    IP Rights.................................................... 26
      3.12    Trade Secrets................................................ 27
      3.13    Limitation on Intellectual Property Representations ......... 28
      3.14    Title to Property............................................ 28
      3.15    Personal Property Leases..................................... 28
      3.16    Condition of Assets.......................................... 29
      3.17    [Intentionally omitted.]..................................... 29
      3.18    Accounts Receivable.......................................... 29
      3.19    Real Property................................................ 29
      3.20    Contracts.................................................... 30
      3.21    Government Contracts......................................... 31
      3.22    Restrictions on Business Activities.......................... 33
      3.23    Sales and Marketing Materials................................ 33
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                                                                           Page


      3.24    Suppliers and Customers...................................... 34
      3.25    Employees and Labor Relations Matters........................ 34
      3.26    Litigation................................................... 36
      3.27    Insurance.................................................... 36
      3.28    Compliance with Laws and Business Permits.................... 36
      3.29    Taxes........................................................ 36
      3.30    Employee Benefits............................................ 37
      3.31    Environmental Compliance..................................... 40
      3.32    Questionable Payments........................................ 42
      3.33    Bank Accounts; Powers of Attorney............................ 43
      3.34    Conflicts of Interest........................................ 43
      3.35    Services Supplied by and Assets Shared with Affiliates....... 43
      3.36    Brokers' or Finders' Fees.................................... 43
      3.37    Disclosure................................................... 43

ARTICLE IV    REPRESENTATIONS AND WARRANTIES OF BUYER

      4.1     Organization................................................. 44
      4.2     Power and Authority.......................................... 44
      4.3     Validity of Contemplated Transactions........................ 44
      4.4     Consents..................................................... 45
      4.5     Brokers' and Finders' Fees................................... 45
      4.6     Settlement of Litigation..................................... 45

ARTICLE V     PRECLOSING COVENANTS OF SELLER

      5.1     Access....................................................... 45
      5.2     Conduct of Business.......................................... 46
      5.3     Indebtedness; Intercompany Accounts.......................... 50
      5.4     No Shopping.................................................. 50
      5.5     Consents..................................................... 50
      5.6     Pre-Closing Litigation Consultation.......................... 51
      5.7     Updated Annexes.............................................. 51
      5.8     Closing Pro Forma Balance Sheet.............................. 51
      5.9     Revisions to Imaging for Windows............................. 52

ARTICLE VI    OTHER COVENANTS
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                                                                            Page


      6.1     Competition Laws Filings.....................................  52
      6.2     Good Faith Cooperation.......................................  53
      6.3     Laws Affecting Transfer of Real Estate, Employees and Permits  53
      6.4     Public Announcements.........................................  53
      6.5     Taxes........................................................  54
      6.6     Confidentiality..............................................  55
      6.7     Notification of Certain Matters..............................  56
      6.8     Transfer Taxes...............................................  56
      6.9     Section 338(h)(10) Election..................................  56
      6.10    Transferred Employees........................................  56
      6.11    Access to Certain Customers..................................  58
      6.12    Office Space Arrangements. ..................................  58
      6.13    Reorganization in France.....................................  60
      6.14    Certain Transition Agreements................................  61
      6.15    Retention Payments...........................................  61
      6.16    Employee Benefits............................................  61
      6.17    Cooperation Regarding Audits, Litigation and Former Employees  63
      6.18    Insurance Claims.............................................  63
      6.19    Additional Assurances........................................  63
      6.20    Use of Corporate Names.......................................  64
      6.21    Subsidiary Names.............................................  65
      6.22    Use of the OPEN/image and PACE Trademarks....................  66
      6.23    W/I Payments.................................................  66
      6.24    Removal of Sigma "Triangle"..................................  66
      6.25    Post-Closing Conduct of Business.............................  66

ARTICLE VII   CONDITIONS PRECEDENT TO CLOSING

      7.1     Conditions to Obligation of Buyer to Close...................  66
      7.2     Conditions to Obligations of Sellers to Close................  69

ARTICLE VIII  THE CLOSING

      8.1     Time and Place...............................................  70
      8.2     Conduct of Closing...........................................  70
      8.3     Staged Closings..............................................  73

ARTICLE IX    SURVIVAL AND INDEMNIFICATION
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                                                                           Page


      9.1     Survival of Representations, Warranties and Covenants........ 74
      9.2     Indemnification by Seller.................................... 75
      9.3     Indemnification by Buyer..................................... 75
      9.4     Certain Limitations on Indemnities........................... 76
      9.5     Procedure.................................................... 77
      9.6     No Subrogation............................................... 77
      9.7     No Consequential Damages..................................... 78
      9.8     Exclusive Remedy............................................. 78

ARTICLE X     TERMINATION

      10.1    Events of Termination........................................ 79
      10.2    Consequences of Termination.................................. 79

ARTICLE XI    MISCELLANEOUS

      11.1    Entire Agreement; Amendments................................. 79
      11.2    Headings and References...................................... 79
      11.3    Severability................................................. 80
      11.4    Expenses..................................................... 80
      11.5    Notices...................................................... 80
      11.6    Waiver; Consents............................................. 81
      11.7    Assignment................................................... 82
      11.8    Governing Law................................................ 82
      11.9    Parties in Interest.......................................... 82
      11.10   Dispute Resolution........................................... 82
      11.11   Counterparts................................................. 83


ANNEXES

Annex 1.1         List of Collateral Documents
Annex 2.1.1       Patents and Patent Applications
Annex 2.1.2       Equipment
Annex 2.1.4       Pre-paid items
Annex 2.1.6       Assigned Contracts
Annex 2.1.8       Certain Pending Litigation
Annex 2.1.10      Capital Stock of Acquired Subsidiaries

                                                                          Page


Annex 2.1.12      Assumed Non-U.S. Benefit Plans
Annex 2.2.9       Excluded Assets
Annex 2.3.2       Employment Agreements
Annex 2.3.4       Liabilities Related to the Business
Annex 2.4.3       Assigned Contracts - liabilities not assumed
Annex 2.4.12      Retained Claims
Annex 2.7         Sellers and Buyer Purchasers
Annex 3.6         SBU Financial Statement Methodology
Annex 4.4         Consents
Annex 5.2.2       Employment Arrangements
Annex 6.10.1      Employee Releases
Annex 6.12        Shared Spaces
Annex 6.12.1(b)   McLean Sublease
Annex 6.12.1(c)   Charenton Sublease
Annex 6.12.4      Fair Market Rental
Annex 7.1.4(a)    "Category 1" Consents Required for Closing
Annex 7.1.4(b)    Other Consents
Annex 7.1.5       Development Schedule
Annex 7.1.6       Viewer Submission Deadline

                            ASSET PURCHASE AGREEMENT


         This Asset Purchase Agreement is made this 29th day of January, 1997, by and among Wang Laboratories, Inc. ("Seller"), a Delaware corporation, Wang Federal, Inc. ("Federal"), a Delaware corporation, and Eastman Kodak Company ("Buyer") , a New Jersey corporation.

         Seller and Federal desire to sell their software business to Buyer and Buyer desires to purchase such software business, all on the terms and conditions set forth in this Agreement.

         The parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         1.1 Definitions. As used in this Agreement, terms defined in the preamble of this Agreement shall have the meanings set forth therein and the following terms shall have the meanings set forth below.

              "Acquisition Agreements" means the agreements, contracts and other documents pursuant to which the Sellers acquired the Purchased Assets or the Acquired Subsidiaries.

              "Acquired Subsidiary" means any of the Subsidiaries listed on Annex 2.1.10 and "Acquired Subsidiaries" means all such Subsidiaries.

              "Accept Employment" means accepting an offer of employment with any Buyer Purchaser effective as of the Closing Date and satisfying all conditions of employment specified in the offer letter.

              "Affiliate" means, with respect to any Person, any subsidiary, officer or director of such Person and any other Person which directly or indirectly controls, is controlled by or is under common control with such Person, whether through the ownership of securities, by contract or otherwise.

              "Agreement" means this Agreement and the Annexes and Exhibits hereto and the Disclosure Letter and all Schedules thereto, as the same may from time to time be amended as provided herein.

              "Assignment and Assumption Agreements" means the agreements referred to on Annex 1.1, assigning to Buyer Purchasers the Assigned Contracts, Accounts Receivable and
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                                      - 2 -

other contractual rights in the Purchased Assets and pursuant to which Buyer Purchasers assume the Assumed Liabilities.

              "Balance Sheet Date" means December 31, 1996.

              "Bill of Sale" means the bills of sale referred to on Annex 1.1, conveying Equipment and Inventory.

              "Business" means Sellers' computer software business, whether conducted through Seller or through one or more of its direct or indirect Subsidiaries (including the Acquired Subsidiaries), comprising or relating to the development, marketing and distribution of workflow, imaging, COLD, document management and storage management, computer software products and related services, relationships with customers, suppliers and others (such as Microsoft Corporation) and relationships with Employees and certain other software operations of Sellers other than that related to the Excluded Assets.

              "Business Software" means computer programs (including code in both source code and object code forms) constituting or embodied in the Products and Products in Development, and programming tools, subroutines, libraries, objects, modules, compilers and utilities embedded therein.

              "Buyer Purchaser" means any Subsidiary of Buyer which will acquire any of the Business or the Purchased Assets pursuant to this Agreement, and "Buyer Purchasers" means all such Subsidiaries.

              "Category 1 Employees" means those Employees designated as such on
Schedule 3.25(b).

              "Category 2 Employees" means those Employees designated as such on
Schedule 3.25(b).

              "Category 3 Positions" means the positions held by those Employees so designated on Schedule 3.25.

              "Closing" means the closing of the Transactions.

              "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

              "Code" means the Internal Revenue Code of 1986 and all regulations promulgated thereunder, as the same have from time to time been amended.

              "COLD" means computer output to laser disk.

              "Collateral Documents" means the agreements and instruments listed on Annex 1.1, the form of which have been agreed to by the parties except as noted on Annex 1.1.

              "Consideration" means the Cash Consideration and the assumption of the Assumed Liabilities.

              "Corporate Names" means those names listed on Schedule 6.20 and any stylized logotype for such names.

              "Default" means the occurrence of any event which of itself or with the giving of notice or the passage of time or both would constitute an event of default under the applicable agreement, contract, instrument or lease or would permit the other party thereto to cancel or terminate performance or seek damages for breach.

              "Design Documentation" means, collectively, all documentation, manuals, promotional materials, internal notes, memos, technical specifications, drawings, flow-charts, diagrams, source language statements, demonstration disks, benchmark test results, test plans and test data bases and other materials whether in human-readable or machine-readable form (in all media, including digital formats), which is in the possession of Sellers or the Acquired Subsidiaries and used or produced in connection with research and development, maintenance, support, enhancement or upgrades relating to any of the Technology, R&D Asset, or Trade Secrets.

              "Designated Representative" means any individual designated by Buyer to give certain notices and consents under this Agreement.

              "Disclosure Letter" means the letter from Seller to Buyer dated the date hereof and containing the Schedules.

              "Documentation" means all documentation (in all media, including digital formats) of the Technology and R&D Assets, including, whether in human-readable or machine-readable form, technical, support, and user documentation, and all known copies thereof in the Sellers' or Acquired Subsidiaries' possession.

              "Dollars" and "$" means dollars of the United States of America.

              "Employees" means all employees of Sellers and the Acquired Subsidiaries primarily employed in connection with the Business (i) as of January 10, 1997 and listed on Schedule 3.25, or (ii) hired by Sellers or the Acquired Subsidiaries with respect to the Business after January 10, 1997, but excluding (iii) those Persons who are not employed by Sellers in the Business or the Acquired Subsidiaries as of the Closing Date.

              "ERISA" means the Employee Retirement Income Security Act of 1974 and all regulations promulgated thereunder, as the same have from time to time been amended.

              "GAAP" means generally accepted U.S. accounting principles, as in effect at the time to which the financial statements or records relate.

              "Governmental Entity" means the United States government, the government of any of the states constituting the United States, any municipality and any other national or provincial or regional government, and all of their respective branches, departments, agencies, instrumentalities, non-appropriated fund activities, subsidiary corporations or other subdivisions.

              "Income Tax" or "Income Taxes" means any Taxes measured, in whole or in part, by net or gross income or profits together with any interest, penalties or additions to Tax.

              "Information Assets" means all business information which is in the possession of any of the Sellers or the Acquired Subsidiaries with respect to the Business, including all of the Sellers' data, databases, lists of former, existing or prospective customers, sales materials (including analyses and strategies), competitive analyses, marketing materials (including analyses and strategies), advertising and promotional materials and supplier lists and the Seller and Acquired Subsidiaries rights to all computer software to utilize all of the foregoing, including all of the Sellers' and Acquired Subsidiaries' rights in the "Wang Knowledge eXchange" except as otherwise provided in a Collateral Document.

              "IP Rights" means all intellectual property rights of any of the Sellers or the Acquired Subsidiaries throughout the world in or to the IT Property, including all Trademarks, Copyrights, Trade Secrets, those patents and patent applications set forth in Annex 2.1.1, and all other intellectual property rights therein including any applications in the process of being prepared, other than the Corporate Names.

              "IT Property" (which is a contraction for information-technology related property) means, collectively, all of the Information Assets, R&D Assets, Technology, Documentation and Design Documentation.

              "IT Property Assignments" means the instruments and agreements conveying the IT Property and all IP Rights to Buyer.

              "Laws" means any law, statute, code, ordinance, rule regulation, order, judgment or decree promulgated by any Governmental Entity.

              "Litigation Expense" means any expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against under this Agreement, including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel (whether incurred in any action or proceeding between the parties to this Agreement or between any party to this Agreement and any third party), investigators, expert witnesses, accountants and other professionals.

              "Loss" means any loss, obligation, claim, liability, settlement payment, award, judgment, fine, penalty, interest charge, expense, damage or deficiency or other charge, measured on an after-tax basis and after accounting for any insurance proceeds actually received with respect thereto, other than Litigation Expense.

              "Material Adverse Effect" means an effect which is materially adverse to the results of operations or financial condition of the specified Person or the Business or the ability to use the Purchased Assets (taken as a whole) as presently used.

              "Noncompetition Agreement" means the Noncompetition and Nonsolicitation Agreement in the form attached to Annex 1.1.

              "PBGC" means the Pension Benefit Guaranty Corporation.

              "Person" means and includes an individual, a corporation, a partnership, a limited liability company, a limited liability partnership, a joint venture, a trust, an unincorporated association, a Governmental Entity or any other entity, wherever located or organized.

              "Premises" means the real property presently leased or licensed by any of the Sellers or the Acquired Subsidiaries and used in connection with the Business.

              "Pro Forma Balance Sheet" means a balance sheet for the Business reflecting only those categories of assets and liabilities which constitute Purchased Assets and Assumed Liabilities.

              "Products in Development" means those products under development listed on Schedule 3.10.1(d).

              "Purchased Assets" means the assets and rights of the Business described in Section 2.1, whether held by Sellers or the Acquired Subsidiaries, other than the Excluded Assets.

              "R&D Assets" means all of Sellers' tangible and intangible assets, including ongoing research and development in connection with the Business and the Technology, computer programs, processes, know-how, algorithms, formulas, designs and methods, prototypes, design, development and test equipment and tools, that are or have been created, acquired or utilized in connection with the research, development, and commercialization of Products of (up through and including the completion of "golden masters" ready for duplication), or operations of the Business.

              "Reorganization Plan" means the Amended and Restated Reorganization Plan of Wang Laboratories, Inc. and Official Committee of Unsecured Creditors dated September 20, 1993.

              "Schedule" or "Schedules" means the appropriate schedule or schedules of the Disclosure Letter.

              "Selling Subsidiaries" means the Subsidiaries of Seller, other than the Acquired Subsidiaries, which employ any of the Employees or which will transfer, sell, convey or assign any of the Purchased Assets pursuant to this Agreement.

              "Subsidiary" means a Person, more than 50% of the outstanding equity interests of which are owned, directly or indirectly, by Seller or Buyer.

              "Tax Returns" means all returns, reports, estimates, information returns and statements of any nature with respect to Taxes.

              "Technology" means, collectively, all of the Business Software, processes, know-how, algorithms, formulas, designs, methods and other technology presently (or at any time in the past installed in the customer base and required to be maintained pursuant to the Assigned Contracts) embodied in, or used by the Sellers in, any of the Products and Products in Development (whether in other software programs or otherwise) or in the preparation for commercial distribution of any of the Products and Products in Development, including (but not limited to) all things authored, discovered, developed, made, perfected, improved, designed, engineered, devised, acquired, produced, conceived or first reduced to practice by or on behalf of the Sellers, that are used in such technology or that are reasonably necessary to an understanding of such technology.

              "Third Party Agreements" means the Inbound Technology Agreements, the Outbound Technology Agreements, the Project Agreements and Customer Agreements.

              "Trade Secrets" means all trade secrets embodied in or relating solely to any of the IT Property .

              "Transactions" means the transactions contemplated by this Agreement and the Collateral Documents.

              "U.K." means the United Kingdom.

              "U.S." means the United States of America.

              "WARN Act" means the Worker Adjustment and Retraining Notification Act, as amended.

         1.2 Other Definitions. Each of the following terms is defined in the Section or Subsection referred to below:


              "Accounts Receivable" as defined in Subsection 2.1.5. "Acquired Subsidiary Leases" as defined in Subsection 6.12.2. "Antitrust Division" as defined in Section 6.1.
              "Applicable Employees" as defined in Subsection 6.10.1. "Assigned Contracts" as defined in Subsection 2.1.6. "Assigned Real Estate Leases" as defined in Section 2.1.6. "Assignee" as defined in Subsection 6.12.2.
              "Assignor" as defined in Subsection 6.12.2.
              "Assumed Liabilities" as defined in Section 2.3.
              "Benefit Plans" as defined in Section 3.30.
              "Business Plan" as defined in Section 3.6.
              "Buyer Indemnified Parties" as defined in Section 9.2. "Buyers" as defined in Section 2.1.
              "Cash Consideration" as defined in Section 2.5.
              "CERCLA" as defined in Section 3.31.
              "Claim" as defined in Section 9.5.
              "Closing Date" as defined in Section 8.1.
              "Closing Pro Forma Balance Sheet" as defined in Section 5.8. "Competition Laws" as defined in Section 6.1.
              "Contract Proceedings" as defined in Subsection 3.21.2. "Contracts" as defined in Section 3.20.
              "Contributors" as defined in Subsection 3.10.5.
              "Copyrights" as defined in Subsection 3.11.2.
              "Customer Agreements" as defined in Subsection 2.1.6. "Customer Purchase Orders" as defined in Subsection 2.1.6. "Development Tools" as defined in Subsection 3.10.1(j). "Employment Agreements" as defined in Subsection 2.1.6. "Environment" as defined in Section 3.31.

              "Environmental Laws" as defined in Section 3.31.
              "Environmental Permits" as defined in Section 3.31.
              "Equipment" as defined in Subsection 2.1.2.
              "ERISA Benefit Plans" as defined in Subsection 2.2.5.
              "Estimated Closing Balance Sheet" as defined in Section 5.8. "Excluded Assets" as defined in Section 2.2.
              "Excluded Liabilities" as defined in Section 2.4.
              "Expiration Date" as defined in Section 9.1.
              "Fair Market Rental" as defined in Subsection 6.12.4.
              "FTC" as defined in Section 6.1
              "Former Sites" as defined in Subsection 3.31.5.
              "Government Contracts" as defined in Subsection 3.21.1.
              "HSR Act" as defined in Section 6.1.
              "Hazardous Substance" as defined in Section 3.31.
              "Inbound Technology" as defined in Subsection 3.10.6.
              "Inbound Technology Agreements" as defined in Subsection 3.10.6. "Indemnitee" as defined in Section 9.5.
              "Indemnitor" as defined in Section 9.5.
              "Inventory" as defined in Subsection 2.1.3.
              "Lease Assignments" as defined in Subsection 6.12.2.
              "Lease Transfer" as defined in Subsection 6.12.2.
              "Letter Agreement" as defined in Section 6.6.
              "Material Leases" as defined in Section 3.15.
              "Master Space Sharing Agreement" as defined in Subsection 6.12.3. "Non-U.S. Benefit Plans" as defined in Subsection 3.30.12.
              "OSHA" as defined in Subsection 3.25.8.
              "Outbound Technology Agreements" as defined in Subsection 3.10.7. "Permits" as defined in Section 3.28.
              "Permitted Encumbrances" as defined in Section 3.14.
              "Personal Property Leases" as defined in Subsection 2.1.6. "Products" as defined in Subsection 3.10.2.
              "Project Agreements" as defined in Subsection 3.10.8.
              "Purchase Price Allocation Schedule" as defined in Section 2.6. "RCRA" as defined in Section 3.31.
              "Real Estate Leases" as defined in Section 3.19.
              "Release" as defined in Section 3.31.
              "Retained Claims" as defined in Subsection 2.4.12.
              "SBU Financial Statements" as defined in Section 3.6.
              "Seller Entities" as defined in Section 3.31.
              "Sellers" as defined in Section 2.1.
              "Services Agreement" as defined in Section 3.9.

              "Shared Spaces" as defined in Subsection 6.12.3.
              "Shared Threshold Claim" as defined in Subsection 9.4.1.
              "Sigma" as defined in Subsection 2.1.12.
              "Sublandlords" as defined in Subsection 6.12.1.
              "Subleases" as defined in Subsection 6.12.1.
              "Subtenants" as defined in Subsection 6.12.1.
              "Sweden Lease" as defined in Subsection 6.12.4.
              "Sweden Premises" as defined in Subsection 6.12.4.
              "Taxes" as defined in Section 3.29.
              "Trademarks" as defined in Subsection 3.11.2.
              "Transfer Taxes" as defined in Section 6.8.
              "Transferred Employees" as defined in Section 6.10.1.
              "12/31 Pro Forma Balance Sheet" as defined in Subsection 3.6(b). "W/I Payments" as defined in Annex 2.3.4.
              "W/I Revenue" as defined in Annex 2.3.4.
              "Viewer Submission Deadline" as defined in Annex 7.1.6.


         1.3  Other Rules of Construction.

              1.3.1 References in this Agreement to any gender shall include references to all genders. Unless the context otherwise requires, references in the singular include references in the plural and vice versa. References to a party to this Agreement or to other agreements described herein means those Persons executing such agreements. The words "include", "including" or "includes" shall be deemed to be followed by the phrase "without limitation" or the phrase "but not limited to" in all places where such words appear in this Agreement. This Agreement is the joint drafting product of Seller and Buyer and each provision has been subject to negotiation and agreement and shall not be construed for or against either party as drafter thereof.

              1.3.2 The phrases "have heretofore been provided" or "has provided" or similar words mean that Seller has delivered such information to Buyer. The phrase "has made available" or similar words mean that on or before January 21, 1997 Seller has placed copies of documents containing such information in the "data room" maintained by Seller in Rochester, New York and Schedule 1.3.2 lists or describes such information. The phrase "has provided access" or similar words means that Seller has placed copies of documents containing such information in the "technical data room" in Billerica, Massachusetts on or before November 8, 1996 and has allowed Buyer to review such information there or in another format if requested by Buyer.

                                   ARTICLE II

                                SALE AND PURCHASE

         2.1 Transfer of Assets. Upon and subject to the terms and conditions stated in this Agreement, and except as provided in Section 2.2 of this Agreement, on the Closing Date, for the Consideration and Buyer's performance of its other obligations under this Agreement, Seller shall and shall cause the Selling Subsidiaries (collectively, "Sellers") to sell, assign, convey, transfer and deliver to Buyer and Buyer Purchasers (collectively, "Buyers"), and Buyer shall acquire and shall cause the Buyer Purchasers to acquire from Sellers, all of Sellers' assets and rights used in the Business including all of the right, title and interest of the Sellers and the Acquired Subsidiaries in and to:

              2.1.1 The IT Property and IP Rights (with respect to patents and patent applications, comprised solely of those patents and patent applications listed and described on Annex 2.1.1), including all common law rights in all Trademarks worldwide included therein;

              2.1.2 All equipment and devices (including data processing hardware, telecommunications equipment, other hardware and equipment and all software incorporated therein and used in the operation thereof, and including software installed on personal computers which are part of the Business, and on servers used exclusively within the Business), furniture, fixtures, supplies, machinery, tools, spare parts, vehicles and all other fixed assets and tangible personal property used in the Business on the date of this Agreement, subject to such changes as are permitted pursuant to this Agreement and other than those items used to provide services to Buyer Purchasers as specified in the Services Agreement (collectively, the "Equipment"), including the items listed on Annex 2.1.2;

              2.1.3 All goods and materials held for resale or license by the Business or incorporated into or consumed in connection with such goods and materials including, without limitation, raw materials, work in process and finished goods, and all advertising, trade show and promotional materials related thereto owned by any of the Sellers on the Closing Date (collectively, the "Inventory");

              2.1.4 All prepaid expenses, royalties, deposits and other current and non-current assets of the Sellers to the extent related to the Business other than those in respect of Income Taxes of Sellers, subject to such changes as are permitted pursuant to this Agreement, including the prepaid items listed on Annex 2.1.4;

              2.1.5 All accounts, notes and other receivables generated by the Business that are outstanding as of the Closing Date (collectively, the "Accounts Receivable");

              2.1.6 All of the rights of Sellers in and to the following contracts (the "Assigned Contracts") as of the Closing Date: (a) the Inbound Technology Agreements, the Outbound Technology Agreements and the Project Agreements listed on Annex 2.1.6; (b) all outstanding purchase orders and commitments relating to the Business issued or made by customers to the Sellers as of the Closing Date except as listed on Annex 2.4.3 (the "Customer Purchase Orders"); (c) all other outstanding license and/or support agreements entered into in the conduct of the Business on or before the Closing Date listed on Schedule 2.1.6 ("Customer Agreements"); (d) all purchase orders and commitments issued or made by the Sellers to suppliers of the Business outstanding as of the Closing Date and which have heretofore been made available to Buyer or to which Buyer has been provided access or are entered into in accordance with this Agreement; (e) all leases, franchises, licensing agreements or other arrangements pursuant to which any item of personal property used in the Business is leased, held or otherwise used listed on Annex 2.1.6 (the "Personal Property Leases"); (f) all Real Estate Leases listed on Annex 2.1.6 except for those Real Estate Leases so listed in which (as indicated on such Annex 2.1.6) the tenant is an Acquired Subsidiary (the "Assigned Real Estate Leases"); and (g) the employment agreements of the Employees and former employees of Sellers who are no longer employees of the Sellers or the Acquired Subsidiaries and whose last employment by the Sellers was with the Business, and the confidentiality, intellectual property rights assignment and similar agreements of the Employees and former employees of the Business (collectively, the "Employment Agreements") and offers of employment made to prospective employees of the Business in accordance with
         Section 5.2;

              2.1.7 All of the goodwill and going concern value of Sellers and the Acquired Subsidiaries associated with the Business, excluding that associated with the Corporate Names;

              2.1.8 All of Sellers' claims, causes of action, judgments, and other rights and remedies of whatever nature arising from infringements of Sellers' IP Rights in or to the IT Property and all other claims of Sellers' arising from the Purchased Assets or the conduct of the Business, including rights to recoveries for damages for defective goods or services, insurance and refund claims and similar assets of the Business (except to the extent related to Excluded Liabilities), including the pending litigation listed on Annex 2.1.8;

              2.1.9 All business or other records (including personnel files of Employees that Accept Employment to the extent permitted by Law) of the Employees of Acquired Subsidiaries and the Employees of the Sellers that Accept Employment or whose employment is transferred to a Buyer Purchaser by operation of Law to the extent related to the Business, except for those business records that must be retained by Seller for Tax purposes;

              2.1.10 All capital stock and other equity interests in the Subsidiaries listed on Annex 2.1.10;

              2.1.11 All Permits that relate solely to the Business, to the extent transferable; and

              2.1.12 All assets of the Benefit Plans of Wang Software N.Y., Inc. ("Sigma") and the portion of the assets of any Non-U.S. Benefit Plan (determined on a "termination basis"), if applicable, which fund any obligation with respect to any such Non-U.S. Benefit Plan which is expressly assumed by a Buyer Purchaser under this Agreement or which, under applicable Laws, becomes the obligation of a Buyer Purchaser, as set forth on Annex 2.1.12.

         2.2 Excluded Assets. The Purchased Assets shall not include the following (collectively, the "Excluded Assets"):

              2.2.1 Any cash and marketable securities owned by Sellers;

              2.2.2 The capital stock or equity interests of Wang Healthcare Information Systems, Inc. and Applied Data Systems, Inc. and any assets thereof (but not any right, title or interest in or to any of the Business Software, except as provided in the Collateral Documents);

              2.2.3 The assets, agreements and employees engaged in the sales, marketing, distribution or support of the product "Landtrak" (but not any right, title or interest in or to any of the Business Software, except as provided in the Collateral Documents);

              2.2.4 Subject to Subsection 2.1.12, any assets relating to defined-benefit Benefit Plans, whether of Sellers or the Acquired Subsidiaries;

              2.2.5 Sponsorship and assets of any Benefit Plan described in
         Section 3(3) of ERISA (an "ERISA Benefit Plan") maintained by Seller or the Acquired Subsidiaries other than Sigma unless required by Law;

              2.2.6 Any amounts due from Sellers and their Affiliates to any Acquired Subsidiary, all of which shall be settled prior to Closing as provided in Section 5.3;

              2.2.7 The Corporate Names and any and all associated rights except as expressly granted to Buyers in Section 6.20 or pursuant to a Collateral Document;

              2.2.8 All rights with respect to the Retained Claims;

              2.2.9 The assets and rights not related to the Business, including those set forth on Annex 2.2.9; and

              2.2.10 All patents and patent applications of Sellers not set forth in Annex 2.1.1 except for such rights therein as are granted by Sellers to Buyers pursuant to any Collateral Document.

         2.3 Assumption of Liabilities. On the Closing Date, Buyers shall assume and agree to pay and perform only the following liabilities and obligations of the Sellers and the Acquired Subsidiaries and any Affiliate of Sellers existing as of the Closing Date (collectively, the "Assumed Liabilities"):

              2.3.1 All obligations of the Sellers and Acquired Subsidiaries under the Assigned Contracts other than (a) obligations arising from a breach of an Assigned Contract by Sellers or the Acquired Subsidiaries of which Sellers or the Acquired Subsidiaries shall have received written notice or shall have knowledge prior to the Closing Date, (b) obligations under the Assigned Contracts listed on Annex 2.4.3, and (c) obligations under the Assigned Real Estate Leases arising prior to the Closing Date other then as set forth in the Closing Pro Forma Balance Sheet;

              2.3.2 Those obligations of Sellers and the Acquired Subsidiaries to certain employees as listed on Annex 2.3.2 payable after the Closing Date, provided, however, that Seller shall reimburse Buyer for each such payment to any such Employee who is not an employee of Buyer or its Subsidiaries on December 31, 1997, unless such employee was terminated by Buyer without cause;

              2.3.3 All liabilities of the Business reflected on the Closing Pro Forma Balance Sheet in accordance with Section 5.8;

              2.3.4 All other liabilities and obligations listed on Annex 2.3.4;

              2.3.5 All liabilities and obligations related to the litigation listed on Annex 2.1.8;

              2.3.6 One-half of all obligations to non-U.S. Employees arising as a result of the Transactions in accordance with Subsection 6.10.2; and

              2.3.7 All other liabilities of the Acquired Subsidiaries, except the Excluded Liabilities specifically described in Subsections 2.4.2, 2.4.3, 2.4.4, 2.4.5, 2.4.6, 2.4.7, 2.4.8, 2.4.9, 2.4.10, 2.4.11,
         2.4.12, 2.4.13, 2.4.14 and 2.4.15.

         2.4 Excluded Liabilities. Notwithstanding any provision of this Agreement to the contrary, none of the following liabilities, unless they are included in the Assumed Liabilities, of the Sellers, the Acquired Subsidiaries or any Affiliate of the Sellers (collectively, the "Excluded Liabilities") shall be assumed by Buyer Purchasers:

              2.4.1 Any liability to the extent that is not exclusively related to the Business or the Purchased Assets;

              2.4.2 Any liability related to any Excluded Assets;

              2.4.3 Any obligation arising under an Assigned Contract listed on Annex 2.4.3;

              2.4.4 Any liability for any breach by any of the Sellers or Acquired Subsidiaries of any Assigned Contract to the extent such liability is attributable to a breach by Sellers or Acquired Subsidiaries of which the Sellers and Acquired Subsidiaries shall have received written notice or shall have knowledge on or prior to the Closing Date;

              2.4.5 Any liability for any Taxes incurred or accruing prior to the Closing Date with respect to the Business, the Purchased Assets or the Employees other than payroll-related taxes accrued in the ordinary course of business and included in the line items denominated "Accrued Compensation and Withholding" or "Accounts Payable and Other Current Liabilities" on the Closing Pro Forma Balance Sheet;

              2.4.6 Any obligation under any Employment Agreement;

              2.4.7 Except to the extent that the following liabilities are included on the line items denominated "Accrued Compensation and Withholding" "Accounts Payable and Other Current Liabilities" and "Accrued Expenses" set forth on the Closing Pro Forma Balance Sheet in accordance with Section 5.8, any liability: (a) for payments that were required to be made prior to the Closing Date to any Employees, (b) for payments to former employees, (c) under any retiree welfare or defined-benefit Benefit Plan of the Sellers or the Acquired Subsidiaries, and (d) to Employees for stock options to non-U.S. Employees to the extent Sellers' grants of options to purchase Seller's common stock create any entitlement under applicable Laws, to provide such options to those Employees;

              2.4.8 (a) Any liability under any ERISA Benefit Plan, whether arising from violation of any Law or otherwise, except as otherwise required by applicable Laws, under or with respect to any ERISA Benefit Plan (other than the ERISA Benefit Plans of Sigma), and (b) all costs and liabilities related to the failure of the Sigma 401(k) Plan to comply with applicable law, (plus reasonable out-of-pocket legal, actuarial, and consultant costs and related expenses not to exceed $25,000);

              2.4.9 Any liability to any Person who on the Closing Date received or was entitled to receive retirement or disability benefits under any Benefit Plan, except as provided in Section 6.10.1, or former employee including any liability for (a) severance pay, termination indemnities or any other benefit the entitlement to or payment of which is triggered by the Transactions except as provided in Subsection 2.3.6,
         (b) under the WARN Act, or other employee notification or similar Law or (c) any liability for collection of COBRA premiums or compliance with COBRA notice requirements for any Employee who does not Accept Employment;

              2.4.10 Other than with respect to Employees of Sigma on the Closing Date, (a) any liability with respect to any actual or alleged work-related injury, disease or illness to any Employee or former employee which is determined to have occurred prior to the Closing Date, (b) any claims made by Employees (i) prior to the Closing Date under any medical, dental or health plans for treatment or service rendered or relating to injuries, accidents or conditions occurring or existing prior to the Closing Date, or (ii) under any life insurance plans with respect to deaths occurring prior to the Closing Date; or
         (c) any other payments or benefits owing or relating to employment services provided prior to the Closing Date under any other Benefit Plans (to the extent reflected on the Closing Pro Forma Balance Sheet with respect to Sigma);

              2.4.11 Any liability with respect to any actual or alleged injury to persons or physical damage to property prior to the Closing Date (other than loss of data) actually or allegedly caused by Sellers or the Acquired Subsidiaries or their agents;

              2.4.12 Any liability, including with respect to those matters listed on Annex 2.4.12, under any litigation, proceeding or claim against Sellers or the Acquired Subsidiaries based on events occurring or circumstances existing on or before the Closing Date (the "Retained Claims");

              2.4.13 Any amounts due from an Acquired Subsidiary to Sellers and their Affiliates, all of which shall be settled prior to Closing as provided in Section 5.3; and

              2.4.14 Except for the W/I Payment to the extent provided in
         Section 6.23, any liability of Sellers to the other parties thereto arising from the Acquisition Agreements.

         2.5 Consideration. In consideration of Sellers' performance of this Agreement and the transfer and delivery of the Purchased Assets to the Buyer Purchasers, Buyer shall (in accordance with the allocation provided for in Section 2.6) (a) deliver to Seller by wire transfer to the account which Seller shall specify at least five business days prior to the Closing Date Two Hundred Sixty Million Dollars ($260,000,000) (the "Cash Consideration") in immediately available funds, less the amounts, if any, payable under clause (b) of this Section (if any such amounts are payable other than in Dollars, the Dollar equivalent of such amount based on the rate published in the Wall Street Journal three (3) business days prior to Closing), (b) deliver the respective amounts allocated pursuant to Section 2.6 by wire transfer to the Sellers outside the U.S., where required by local Laws or to avoid payment of interest or Taxes triggered by payments made outside of the jurisdiction where the Purchased Assets are transferred; and (c) assume or cause Buyer Purchasers to assume the Assumed Liabilities.

         2.6 Allocation of Consideration. For purposes of complying with the requirements of Section 1060 of the Code, a schedule allocating the Consideration to be paid by Buyer among the Sellers and among each class of Purchased Assets (the "Purchase Price Allocation Schedule") shall, no later than two weeks from the date of this Agreement, be prepared by Buyer with Seller's assistance and provided to Seller for Seller's approval. Each of Sellers and Buyers shall prepare its federal, state, local and foreign Income Tax returns for all current and future tax reporting periods and file Form 8594 (and corresponding state, local and foreign forms) with respect to the transfer of the Purchased Assets to Buyers in a manner consistent with the Purchase Price Allocation Schedule. If any Governmental Entity challenges such allocation, the party first receiving notice of such challenge shall give the other party prompt notice of such challenge, and the Seller and Buyer shall cooperate in good faith in responding to such challenge, in order to preserve the effectiveness of the Purchase Price Allocation Schedule. None of the Sellers nor the Buyers shall report the allocation of the Consideration in a manner inconsistent with the Purchase Price Allocation Schedule.

         2.7 Local Transactions. Annex 2.7 identifies the Buyer Purchaser, the Selling Subsidiary, the type of purchase (stock or asset purchase) and other terms and conditions with respect to closing of the sale and purchase of the Business and Purchased Assets in each jurisdiction where Purchased Assets or Employees are located or are to be located.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                              OF SELLER AND FEDERAL


         Seller and Federal, jointly and severally, represent and warrant to Buyer, for themselves and on behalf of the other Sellers and the Acquired Subsidiaries, that the statements contained in this Article III are true and correct, except as set forth in the Disclosure Letter. The Disclosure Letter shall be prepared by Seller and delivered to Buyer simultaneously with the execution of this Agreement and shall be arranged in Schedules corresponding to the numbered Sections contained in the Agreement. The disclosures in any Schedule shall qualify any other Schedule or Section to the extent that it is clear from a reading of such Schedule or Section that such disclosure is applicable to such other Schedule or Section .

         3.1 Organization, Power, Standing and Qualification. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to carry on its business as it is now being conducted and to own and operate the properties and assets now owned and operated by it. The Sellers and Acquired Subsidiaries have been duly organized and are validly existing and in good standing in the jurisdiction of their organization (to the extent such concepts are recognized in the jurisdiction of their organization). Each of the Sellers and Acquired Subsidiaries has all requisite corporate or partnership, as the case may be, power and authority to carry on its business as it is now being conducted and to own and operate the properties and assets now owned and operated by it. Seller has delivered to Buyer complete and correct copies of the organizational documents of each of the Acquired Subsidiaries. Each of the Sellers and Acquired Subsidiaries is duly qualified to do business and in good standing in each jurisdiction (to the extent such concepts are recognized in the jurisdiction of their organization) where the conduct of its business or the ownership or operation of its assets requires such qualification except where failure to be so qualified or in such good standing will not result in a Material Adverse Effect on the Business or the Purchased Assets. All jurisdictions in which the Acquired Subsidiaries are qualified to do business are listed on Schedule 3.1. Seller has provided Buyer with copies of all minute books, records of meetings and consents of the Boards of Directors, stockholders, managers or other governing bodies of the Acquired Subsidiaries and all stock (or other equity) transfer ledgers in its possession with respect to each Acquired Subsidiary, each of which is correct and complete in all material respects.

         3.2 Power and Authority. Upon execution and delivery as contemplated herein, this Agreement will be a valid and binding obligation of Seller and Federal, enforceable against each of them in accordance with its terms except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting the enforcement of creditors' rights generally and to general equitable principles. Seller and Federal each have all requisite corporate power and authority to enter into this Agreement and to perform all of its obligations hereunder. The Board of Directors of each of Seller and Federal has duly authorized the execution and delivery of this Agreement and the performance of the Transactions. No approval of the stockholders of Seller is required with respect to the consummation of the Transactions.

         3.3 Validity of Contemplated Transactions. The execution, delivery and performance of this Agreement by Seller and Federal, the execution, delivery and performance by each of the Sellers of the Collateral Documents to which each is a party and the consummation of the Transactions do not and will not (a) contravene any provision of the Certificate of Incorporation or By-laws or the organizational documents of any of the Sellers; (b) contravene any provision of or constitute a breach or result in a Default under the Reorganization Plan; or
(c) constitute a breach by Sellers or the Acquired Subsidiaries of, or result in a Default under or cause the acceleration of any payments pursuant to, any agreement, contract, indenture, lease or mortgage to which any of the Sellers or the Acquired Subsidiaries is a party or by which any of the Purchased Assets are bound, or violate any provision of any Law or Permit to which the Sellers or the Acquired Subsidiaries is subject, except for (i) requirements for consents of Persons referred to in Section 3.4, and (ii) breaches, Defaults or accelerations of agreements, contracts, indentures, leases or mortgages which, individually or in the aggregate, would not have a Material Adverse Effect on the Business or the Purchased Assets.

         3.4 Consents. No permit, consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or any other Person on the part of any of the Sellers or any of the Acquired Subsidiaries is required in connection with the execution or delivery by the Sellers of this Agreement or the consummation of the Transactions other than (a) those which have previously been obtained, (b) those specified in Schedule 3.4 and those required under any Competition Laws, or (c) such permits, consents, approvals, authorizations, designations, declarations or filings the absence of which, individually or in the aggregate, would not materially impair the ability of the Sellers to consummate the Transactions or have a Material Adverse Effect on the Business or the Purchased Assets (taken as a whole).

         3.5 Acquired Subsidiaries. Other than the Acquired Subsidiaries, Sellers have no equity ownership in any other Person conducting the Business or owning any Purchased Assets. Schedule 3.5 lists all classes or series of capital stock or other equity interests of the Acquired Subsidiaries authorized, issued or outstanding. Except as set forth in Schedule 3.5, all of the issued and outstanding shares of capital stock or other equity interests of each of the Acquired Subsidiaries are owned by one or more of the Sellers or by directors as qualifying shares as set forth on Schedule 3.5, free and clear of all liens, encumbrances and transfer restrictions, and such stock and interests are validly issued, fully paid and non-assessable. There are no outstanding rights of subscription, warrants, calls, options, contracts or other similar agreements, issued or granted by the Sellers or any of the Acquired Subsidiaries to any third party, to purchase or otherwise acquire capital stock or other equity interests of any of the Acquired Subsidiaries. All dividends and other distributions paid by the Acquired Subsidiaries were duly and lawfully declared and paid in full and none of the Acquired Subsidiaries has any unpaid note or other obligation with respect to any such dividend or other distribution. Except as set forth in Schedule 3.5, the Acquired Subsidiaries have not guaranteed, assumed or otherwise become responsible for any liability or other obligation of the Sellers or any of their Affiliates, and do not hold any equity interests in any Person. Schedule 3.5 sets forth for each country where there are Purchased Assets or Employees the name of each of the Sellers and Acquired Subsidiaries owning such Purchased Assets or employing such Employees.

         3.6 Financial Statements and Business Plan. (a) Schedule 3.6 contains pro forma balance sheets and pro forma statements of operations and pro forma cash flows for the Seller's software business unit for the three months ended September 30 and December 31, 1996 and for the fiscal year ending June 30, 1996 (the "SBU Financial Statements"). The SBU Financial Statements have been derived from the Sellers' and Acquired Subsidiaries' books and records maintained in the ordinary course of business. Except as set forth in Schedule 3.6, the SBU Financial Statements have been prepared as set forth in Annex 3.6 and fairly present the financial position and results of operations of the Seller's software business unit as at the dates and for the periods shown thereon. The Pro Forma Balance Sheet at the Balance Sheet Date (the "12/31 Pro Forma Balance Sheet") has been derived from the December 31, 1996 balance sheet included within the SBU Financial Statements and reflects those of the Purchased Assets, under the line items the "Accounts Receivable," "Inventories", "Prepaid Expenses" and "Other Assets" (as described in the schedules to the 12/31 Pro Forma Balance Sheet), of a nature required to be shown thereon for the Business. The liabilities shown on the 12/31 Pro Forma Balance Sheet reflect none of the Excluded Liabilities.

         (b) Schedule 3.6 also contains projected cash flow statements and other projected financial information for the Business for the fiscal years ended June 30, 1997, 1998 and 1999, which form a portion of Seller's business plan for the Business (the "Business Plan"). The Business Plan is the only business plan being utilized by the Seller to operate the Business and to the extent incentive compensation of the management of the Business is based upon financial results of the Business such compensation is based upon performance measured against the Business Plan. No representation or warranty is made herein as to future achievement of the cash flows or other projected financial information, or the achievement of financial performance levels, or the introduction of products set forth in the Business Plan.

         3.7 Undisclosed Liabilities. Except (a) as reflected or reserved against in the 12/31 Pro Forma Balance Sheet; (b) for liabilities incurred in the ordinary course of business of the Business since September 30, 1996 to the extent reflected on the 12/31 Pro Forma Balance Sheet or the Closing Pro Forma Balance Sheet; (c) for liabilities not required to be disclosed on the 12/31 Pro Forma Balance Sheet or the Closing Pro Forma Balance Sheet under GAAP; and (d) as disclosed in Schedule 3.7, neither Sellers nor any of the Acquired Subsidiaries has any liabilities or any obligations of any nature whether or not accrued, contingent or otherwise, that are material individually (or in the aggregate, in the case of a series of liabilities arising from the same event or set of facts) or, in the case of liabilities related to the ownership or use of the Property or the Employees, are material in the aggregate to the Business or the Purchased Assets taken as a whole.

         3.8 Absence of Certain Changes. From September 30, 1996 to the date of this Agreement, except as set forth on Schedule 3.8, the Sellers and the Acquired Subsidiaries have operated the Business in the ordinary course and in a manner consistent with past practice, and during such period, there has not been:

              3.8.1 Any occurrence or event known to Seller which, individually or in the aggregate, has resulted in or which Seller reasonably expects will result in any Material Adverse Effect on the Business or the Purchased Assets (taken as a whole), except for changes or events resulting from (a) general economic conditions or (b) conditions that effect as a whole the industry of which the Business is a part and about which information is publicly available;

              3.8.2 Other than in the ordinary course of business of the Business consistent with past practice and the Business Plan, any sale, transfer, assignment, or grant of any license in or to use any tangible or intangible asset used in the Business, or any mortgage or pledge of, or creation of any security interest, lien or encumbrance (other than the Permitted Encumbrances) on, any such asset, or any lease of property of the Business, including equipment, or any termination or surrender of any lease, right or franchise used in the Business or any action to windup or discontinue the Business in any jurisdiction where the Business is conducted;

              3.8.3 Other than in the ordinary course of business of the Business consistent with past practice and except as described in Subsection 6.10.2, the grant of any increase in the compensation of Persons who are employed in the Business (including any such increase pursuant to any bonus, pension, profit-sharing or other Benefit Plan);

              3.8.4 The discharge or satisfaction of any material lien or encumbrance or the payment of any material liability of the Sellers with respect to the Business or the Acquired Subsidiaries other than
         (a) as required by the terms thereof, or (b) in the ordinary course of business of the Business consistent with past practice;

              3.8.5 The making of any loan, advance or guaranty to or for the benefit of any Employee by any of the Sellers or the Acquired Subsidiaries except the creation of accounts receivable and the endorsement of customer checks in the ordinary course of business and other than customary travel and related advances made to Employees in the ordinary course of business and consistent with Seller's policies;

              3.8.6 Capital expenditures for the fiscal year to date in amounts in excess of those set forth in the Business Plan for the fiscal year to date; or

              3.8.7 Any binding commitment or agreement by the Sellers or any of the Acquired Subsidiaries to do any of the acts set forth in this
         Section 3.8.

         3.9 Purchased Assets. The Purchased Assets constitute all of the tangible and intangible property used by the Business or necessary for Sellers and the Acquired Subsidiaries to conduct the Business as now being conducted, except as set forth in Schedule 3.9 and except for certain rights granted and the assets made available under certain of the Collateral Documents. The execution and delivery of this Agreement and the Collateral Documents and other documents to be delivered by Sellers to Buyers pursuant to Subsection 8.2.2, upon delivery of the Consideration, will vest at the Closing all of the Sellers' right, title and interest in and to the Purchased Assets in Buyers and Buyers will be vested with good and marketable right, title and interest in and to the Purchased Assets, in each case free and clear of any liens, security interests, mortgages, charges, encumbrances and adverse rights of every kind, nature and description, except for Permitted Encumbrances and rights of third parties under the Assigned Contracts.

         3.10 IT Property.

              3.10.1 Listing of IT Property. Sellers have provided Buyer with access to all material elements of the categories of IT Property listed on Schedule 3.10 below, including all current versions, releases, revisions, enhancements and updates thereof:

         (a)  Schedule 3.10.1(a) "Overview Listing of Products";

         (b) Schedule 3.10.1(b) "Detailed Component Listing for Released Products";

         (c)  Schedule 3.10.1(c) "Miscellaneous Demo, Sample and Other Code";

         (d)  Schedule 3.10.1(d) "Products in Development";

         (e)  Schedule 3.10.1(e) "Documentation";

         (f)  Schedule 3.10.1(f) "Support Collateral";

         (g)  Schedule 3.10.1(g) "Training Materials";

         (h)  Schedule 3.10.1(h) "Vertical Applications";

         (i)  Schedule 3.10.1(i) "Local Applications"; and

         (j)  Schedule 3.10.1(j) Development Tools ("Development Tools").

              3.10.2 Products. Schedules 3.10.1(a), (b), (h) and (i) list all products currently marketed and sold by the Business, whether to end users, original equipment manufacturers or other value-added resellers, or others (the "Products"), except for individual modules/components thereof which are included in the Documentation and the Design Documentation. Seller has heretofore provided Buyer access to all U.S. user manuals and related materials with respect to the Products as are in Sellers' or the Acquired Subsidiaries' possession.

              3.10.3 Development Plans. Sellers and Acquired Subsidiaries have provided Buyer access to all R&D Assets and all formally prepared, material written development plans related to Products in Development and future obligations under the Assigned Contracts.

              3.10.4 Documentation and Design Documentation. Sellers and Acquired Subsidiaries have provided Buyer access to, in all material respects, all Documentation and Design Documentation material to the Business Software or used in the Business to support customers under the Assigned Contracts.

              3.10.5 Title. Sellers and the Acquired Subsidiaries own, or, subject to the Inbound Technology Agreements, are licensed or otherwise possess legally enforceable rights to use, the IT Property to conduct the Business as currently conducted, and to make, sell, license and distribute the Products. Schedule 3.10.5 lists all liens, security interests, mortgages, charges, encumbrances and adverse rights of every kind, nature and description on the IT Property except Permitted Encumbrances and rights of third parties pursuant to any Third Party Agreements. Except for portions licensed pursuant to the Inbound Technology Agreements or rights granted pursuant to the Third Party Agreements, the Sellers and the Acquired Subsidiaries hold valid and enforceable IP Rights that may be asserted, and to Sellers' knowledge are sufficient, to prevent any Person other than the Sellers or the Acquired Subsidiaries from reproducing, transmitting, distributing, selling, licensing, leasing or otherwise conveying or exploiting for commercial purposes, or preparing derivative works of, the source code or object code contained in the Products and the Products in Development. Except for portions licensed to Sellers or the Acquired Subsidiaries pursuant to the Inbound Technology Agreements, the Business Software does not contain any copyrighted material, including source code or portions of source code, created by any Person other than past or current employees of, or consultants to, the Sellers or the Acquired Subsidiaries or their Affiliates ("Contributors"). Except as set forth in Schedule 3.10.5, none of the Contributors has any valid claim to ownership or joint ownership of any copyright in or to any portion of the Products or Products in Development.

              3.10.6 Inbound Technology Agreements. With respect to any material portions of the Business Software not developed by Sellers and the Acquired Subsidiaries ("Inbound Technology"), except as set forth on
         Schedule 3.10.6 Sellers and the Acquired Subsidiaries have written agreements providing Sellers and the Acquired Subsidiaries with licenses or other rights to develop, market, distribute, sell, license, use or otherwise exploit the Inbound Technology to the extent provided in such agreements (collectively, the "Inbound Technology Agreements"), each of which is described on Schedule 3.10.6. Except as set forth on
         Schedule 3.10.6, Seller has made available to Buyer true and complete copies of each such Inbound Technology Agreement. Except as set forth on Schedule 3.10.6, Seller has not received any notice of, and to the knowledge of Seller, there are no circumstances which would give rise to any termination, Default, cancellation or breach under, any Inbound Technology Agreement.

              3.10.7 Outbound Technology Agreements. Sellers and Acquired Subsidiaries have not: (a) sold, licensed, transferred or assigned source code of the Business Software to, or otherwise provided for the escrow of source code of the Business Software for the benefit of, any Person, (b) granted any Person the right to sublicense any Business Software to any other Person, or (c) granted any third party ownership rights in or to any IP Rights or any enhancements of or revisions to the IT Property (other than pursuant to the terms of any Inbound Technology Agreements), except pursuant to written agreements ("Outbound Technology Agreements"), each of which is listed in Schedule 3.10.7.

              3.10.8 Project Agreements. With respect to Assigned Contracts, Sellers and Acquired Subsidiaries have not contracted or committed to provide development work or customization work (or special features or functionality) with respect to any Products or Products in Development (including releases, versions, updates or enhancements to Products or Products in Development or additional products), except as provided in any of the Outbound Technology Agreements or in any special project agreement (the "Project Agreements"). Schedule 3.10.8 lists Project Agreements for Products that have not been shipped, delivered or installed, or for new Product features or enhancements that have not been shipped, delivered, or installed, or for professional services which have not been performed by Seller or its Affiliates. Seller has provided Buyer access to all Project Agreements.

              3.10.9 No Claims. Except as set forth in Schedule 3.10.9: (a) Sellers and the Acquired Subsidiaries have received no written notice of any claim, demand, suit or other assertion by any third party; and
         (b) to the knowledge of Sellers and the Acquired Subsidiaries, there are no circumstances which would (or are likely to) give rise to any claim, demand, suit or other assertion by any Person other than a party to this Agreement, that such Person has superior rights, ownership or shared ownership requiring any payments to any Person other than as provided in this Agreement, or other interest of any kind or nature in or with respect to, the IT Property or the IP Rights.

              3.10.10 No Government Funding. Except as set forth in Schedule
         3.10.10 and except for technology licensed under the Inbound Technology Agreements, neither Sellers nor the Acquired Subsidiaries have received governmental nor academic funding which (a) was used in the development of the Business Software; or (b) precludes Buyer from making any desired change to the Business Software, combining it with other technology or exploiting or marketing it in any manner.

              3.10.11 No Claims Against Contributors. To the Sellers' knowledge, no Person has claimed or has reason to claim that any Contributor, by virtue of its participation in the development of the IT Property or the IP Rights has thereby: (a) violated any of the terms or conditions of any employment, non-competition or non-disclosure agreement; (b) disclosed or utilized any trade secret or proprietary information or documentation in an unauthorized manner; (c) tortiously interfered with or breached any agreement; or (d) violated or exceeded the scope of any Law or agreement.

              3.10.12 Notices and Markings. Sellers and the Acquired Subsidiaries have taken all reasonable measures to protect the proprietary rights of Sellers and the Acquired Subsidiaries to the IT Property and the IP Rights therein. In no instance has the eligibility of the IT Property (excluding the portions licensed under the Inbound Technology Agreements) and the IP Rights therein for protection under applicable U.S. copyright Law been forfeited to the public domain by omission of any required notice or marking, or inclusion of any false marking or any other reason where such forfeiture would have a Material Adverse Effect on the Business.


              3.10.13 Noninfringement. Except as set forth in Schedule 3.26, the IT Property as used in the Business Software and the Business does not:

                   (a) Infringe any copyright, or to the knowledge of Sellers, induce or contribute to the infringement of any copyright of any Person;

                   (b) To the knowledge of Sellers, infringe or induce or contribute to the infringement of any patent or intellectual property right (other than copyright) of any Person;

                   (c) To the knowledge of Sellers, misappropriate any Trade Secret, know-how, process, proprietary information or other right of any Person. Except as set forth in Schedule 3.26, none of Sellers or the Acquired Subsidiaries has received notice of and none has any knowledge of any complaint, assertion, threat or allegation that would contradict the foregoing. For purposes of this Subsection 3.10.13, knowledge shall not be inferred solely because the claimant complied with patent marking requirements or statutory copyright notice provisions.

              3.10.14 Judgments and Settlements. Except as provided in Schedule 3.26, the IT Property or IP Rights of the Sellers or the Acquired Subsidiaries or, to Seller's knowledge, the right of any third party licensor to the intellectual property licensed pursuant to the Inbound Technology Agreements, are not subject to any outstanding settlement agreement, order, ruling, decree, judgment, or stipulation preventing their use by Buyer Purchasers in the Business as currently conducted.

              3.10.15 Warranties and Warranty Claims. Other than as set forth in the Outbound Technology Agreements, the Project Agreements or the standard form of warranties set forth in Schedule 3.10.15, the Sellers and Acquired Subsidiaries have not made any written or other binding warranty or representation with respect to any of the Business Software, or any product that embodies or utilizes any of it or them. All pending warranty claims by Sellers' and the Acquired Subsidiaries' customers with respect to the Products are described on Schedule
         3.10.15. Seller has heretofore provided Buyer with access to a complete copy of all unresolved written customer complaints and all written summaries of those oral customer complaints in Sellers or the Acquired Subsidiaries' possession relating to the Products and any products not currently sold by the Business but as to which ongoing service or support is provided by the Business.

              3.10.16 Condition of the IT Property. The Documentation, Design Documentation and Support Collateral are sufficient and adequate to enable Buyer, using the Employees and reasonably skilled and trained personnel, to provide for the continued maintenance and support of the Business Software in connection with the conduct of the Business as presently conducted. The Sellers and the Acquired

         Subsidiaries have provided Buyer with access to all of their material written management assessments, plans, systems and projections with respect to: (a) the ongoing maintenance and support of the IT Property;
         (b) the Year 2000 performance capabilities of the IT Property, and for rendering the IT Property capable of operating accurately for Year 2000 purposes; (c) completing development work committed as required under the Assigned Contracts; and (d) completing development work contemplated under the Business Plan; and except as set forth in Annex 7.1.5, to the knowledge of Sellers and the Acquired Subsidiaries, such written management assessments have not materially changed as of the date of this Agreement.

              3.10.17 No Undocumented Controls. To the knowledge of Sellers and the Acquired Subsidiaries, the Business Software does not contain any virus, timer, clock, counter, or other design or routine intended to limit access to or usage of the Business Software except to the extent reflected in Design Documentation.

              3.10.18 Export Compliance. The Sellers and Acquired Subsidiaries are in compliance in all material respects with all applicable Laws relating to the export and re-export of the Products and the Technology.

              3.10.19 Corporate Names. Except as set forth on Schedule 3.10.19, Sellers have sufficient right, title and interest in and to the Corporate Names and the OPEN/image and PACE trademarks to grant to Buyer Purchasers the license rights set forth in Sections 6.20, 6.21 and 6.22, free and clear of any adverse liens, claims or encumbrances of any Person which would interfere with such license.

         3.11 IP Rights.

              3.11.1 Patents. Annex 2.1.1 identifies: (a) the patents and patent applications (U.S. and foreign) that have been issued or assigned to the Sellers or Acquired Subsidiaries, and (b) all invention disclosure statements prepared by or for Sellers or Acquired Subsidiaries, in each case, relating to the IT Property, that are to be transferred and assigned to Buyer hereunder. Except as set forth in Schedule 3.11.1, Seller has made available to Buyer true and complete copies of all such patent and patent applications (as amended to date) and has provided Buyer access to all of Sellers' and the Acquired Subsidiaries' internal documentation, the files of patent counsel, a copy of the file wrapper for each use and any validity opinions and valuations, whether internally or externally prepared, relating to such patents, applications and invention disclosure statements, and has provided Buyer access to true and complete copies of all other written documentation evidencing ownership, prosecution and enforcement (if applicable) of each such item. Except for the patents listed on Annex 2.1.1 and those identified in the agreement designated as "B15 - Agreement by and between Buyer and Seller (Covenant Not to Sue from Seller to Buyer)" on Annex 1.1, none of the Sellers or the Acquired Subsidiaries nor any other Affiliate of Seller owns or has rights to any patent or patent application that will relate to or affect Buyer's (directly or through the Acquired Subsidiaries) rights to use and exploit the IT Property in the Business as currently conducted.

              3.11.2 Copyrights and Trademarks. Schedule 3.11.2 lists all the registered U.S. and foreign copyrights of Sellers and the Acquired Subsidiaries that cover any part of the IT Property other than those portions licensed to Sellers and the Acquired Subsidiaries under the Inbound Technology Agreement (the "Copyrights"), along with information as to Sellers' or the Acquired Subsidiaries' ownership thereof or licenses or rights therein and registration thereof. Except as set forth in Schedule 3.11.2, to Sellers' knowledge, no person has any right of renewal, reversion or termination with respect to any Copyrights owned by Sellers or the Acquired Subsidiaries or any rights thereunder. All trademarks, service marks, trademark registrations, trade names and trade dress used in the Business and which are to be conveyed to Buyers hereunder (collectively, the "Trademarks") are listed on Schedule 3.11.2, along with information as to the ownership thereof in Sellers, the Acquired Subsidiaries, and licenses or rights therein and registration thereof. Except as set forth on Schedule 3.11.2: (a) each of the Trademarks identified on Schedule 3.11.2 as being in use is in use; (b) no trademark registration identified in
         Schedule 3.11.2 has expired or been canceled; (c) each identified trademark application is pending (with any applicable docketing or filing deadline dates occurring within six months from the date of this Agreement being noted on Schedule 3.11.2); and (d) no notice of any third party claim or petition for cancellation with respect to any such application has been received by the Sellers or Acquired Subsidiaries. Except as listed on Schedule 3.11.2, to Seller's knowledge (i) there are no restrictions on the use of the Trademarks that would affect Buyer's use of the Trademarks in connection with the Business, and (ii) the Trademarks are not being infringed, violated or misappropriated by any other person.

         3.12 Trade Secrets. Sellers and the Acquired Subsidiaries have used reasonable commercial efforts to safeguard and protect the confidentiality of the Trade Secrets. Sellers and the Acquired Subsidiaries have no knowledge of any violation of the Trade Secret protection practices and procedures of Sellers and the Acquired Subsidiaries by any Person or the misappropriation of any Trade Secret by any Person. Sellers and the Acquired Subsidiaries have no knowledge that (a) any of the Trade Secrets is presently invalid and unprotectable, or (b) any Trade Secret has become part of the public domain.

      3.13 Limitation on Intellectual Property Representations. Sections 3.9, 3.10, 3.11 and 3.12 set forth the only representations of Seller and Federal with respect to the intellectual property rights of Seller and Federal and the Acquired Subsidiaries or of any other Person and no other representation or warranty of Sellers and Federal herein shall expand the scope of the representation made in such Sections with respect to intellectual property rights of any Person. No representations or warranties are made with respect to the Local Applications, except for the representations and warranties of Seller only, pursuant to Sections 3.10.9 and 3.10.13, which representations and warranties are limited to the knowledge of Seller.

         3.14 Title to Property. Except as set forth on Schedule 3.14, Sellers or the Acquired Subsidiaries have good and marketable title to, or a valid and binding leasehold interest in, all of the Purchased Assets free and clear of all security interests, mortgages, liens, pledges, charges, claims or encumbrances of any kind or character, except (a) statutory liens for property taxes not yet delinquent or payable subsequent to the date on which this representation is given and statutory or common law liens securing the payment or performance of any obligation of any of Sellers or the Acquired Subsidiaries, the payment or performance of which is not delinquent, or that is payable without interest or penalty subsequent to the date on which this representation is given, or the validity of which is being contested in good faith by Sellers or any of the Acquired Subsidiaries; (b) the rights of customers of Sellers or the Acquired Subsidiaries with respect to inventory under orders or contracts entered into by Sellers and the Acquired Subsidiaries in the ordinary course of business; (c) claims, easements, liens and other encumbrances of record pursuant to filings under real property recording statutes; (d) rights of parties to any Material Leases or Real Estate Leases included in the Purchased Assets in accordance with the terms of such leases; and (e) as reflected in the SBU Financial Statements or the notes thereto (such encumbrances being "Permitted Encumbrances").

         3.15 Personal Property Leases. Schedule 3.15 contains a list of all Personal Property Leases to which any of Sellers or the Acquired Subsidiaries is a party which involve payments to or from Sellers or the Acquired Subsidiaries in amounts greater than $25,000 over the life of the lease (collectively, the "Material Leases"). Sellers have made available to Buyer true and complete copies of all of the U.S. Material Leases and has provided Buyer access to all other Material Leases. All the Material Leases are valid, binding and enforceable against Sellers or the Acquired Subsidiaries party thereto and, to the knowledge of Sellers, the other parties thereto, except as enforceability may be limited by bankruptcy, insolvency or other similar Laws. The Material Leases are in full force and effect, and none of Sellers or the Acquired Subsidiaries is in Default under any of the Material Leases nor, to the knowledge of Sellers, is there any Default with respect to the other parties thereto. None of Sellers or the Acquired Subsidiaries have given or received any written notice of any claimed Default with respect to any of the Material Leases.

         3.16 Condition of Assets. All of the Purchased Assets currently employed in the conduct of the Business which are tangible property, whether owned or leased under the Personal Property Leases, are in all material respects and in the aggregate in good operating condition and repair, normal wear and tear excepted, and are adequate for the conduct of the Business. All property leased under the Personal Property Leases is in a condition that on the date hereof and on the Closing Date (assuming in each case that such date was the last date of the lease term) will reasonably permit such property to be surrendered to the lessors under the Personal Property Leases without incurring any penalties or charges based on the condition of such property.

         3.17 [Intentionally omitted.]

         3.18 Accounts Receivable. The Accounts Receivable reflected on the SBU Financial Statements, and those arising in the course of the Business since September 30, 1996, have arisen in the ordinary course of business and represent sales actually made to Persons which are not Affiliates of Seller and do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis and are not subject to any other repurchase or return arrangement or other credits, allowances or adjustments. Such Accounts Receivable have been properly recorded in accordance with GAAP consistently applied and, to Sellers' knowledge as of the date hereof, are fully collectible in the aggregate net of reserves set forth on the SBU Financial Statements. Except as set forth on Schedule 3.18, no Account Receivable with a value in excess of $50,000 is being contested or disputed by the obligor thereon or was more than 90 days past due at December 31, 1996.

         3.19 Real Property. Schedule 3.19 lists all real estate leases, subleases and other agreements pursuant to which Sellers or the Acquired Subsidiaries lease, sublease or otherwise obtain rights of use and occupancy in Premises used in the Business (the "Real Estate Leases"), and the addresses thereof. The amounts listed on Annex 6.12.3 under the column "Square Feet" are the total square feet of space in each location which are actually used by the Business together with a proportionate allocation of common space in the facility (the "Subleased Premises"), and the amounts listed under the column "Annual Rent" on Annex 6.12.3 are the proportionate share of the total annual rent, additional rent and other charges payable by Sellers or the Acquired Subsidiaries to the landlord under such leases which is attributable to each of the Subleased Premises. The Sellers have made available to the Buyer true and complete copies of all Real Estate Leases and all amendments and modifications thereof. Each Real Estate Lease is valid, binding and enforceable against Sellers or the Acquired Subsidiaries party thereto and, to the knowledge of Sellers, against the other parties thereto, except as enforceability may be limited by bankruptcy, insolvency or other similar Laws. Except as set forth in
Schedule 3.19, the Real Estate Leases are in full force and effect, and none of Sellers or the Acquired

Subsidiaries is in Default under any of the Real Estate Leases. To the knowledge of Sellers, no landlord, sublandlord or other party to the Real Estate Leases is in material default with respect to any of the Real Estate Leases. To the knowledge of Sellers, there is no action, suit or proceeding pending or threatened with respect to any of the Real Estate Leases. Except as reflected on
Schedule 3.19, the Acquired Subsidiaries are not parties to any of the Real Estate Leases. None of the Acquired Subsidiaries own any real property and the Purchased Assets do not include any interest in real property other than the Real Estate Leases.

         3.20 Contracts. Set forth on Schedule 3.20 are lists of the following documents (the "Contracts"), true and complete copies of which (and all amendments and modifications thereof and consent and waivers thereunder) Seller has provided Buyer access to:

              3.20.1 All Customer Purchase Orders, Customer Agreements and Project Agreements (a) involving a purchase price for the Product(s) of more than $100,000; (b) requiring professional services to be performed pursuant to a statement of work; or (c) for which any of the Sellers or any Acquired Subsidiary has been paid all or a portion of the purchase price; in each case, for products that have not been shipped, delivered or installed or for professional services which have not been fully performed by Seller or its Affiliates;

              3.20.2 All written contracts with any Employee and all consulting contracts relating to professional services or product development for the Business in the possession of Sellers or the Acquired Subsidiaries; and any binding agreement with respect to future compensation or employment with any Category 1 or Category 2 Employee; and

              3.20.3 All indentures, mortgages, agreements, contracts, arrangements, commitments, instruments, understandings or obligations, whether oral or written, of each of the Acquired Subsidiaries other than Customer Purchase Orders, Customer Agreements or Project Agreements which are to be performed by such Acquired Subsidiaries in any material respect on or after the Closing Date which (a) involve payments to or from such Acquired Subsidiary in amounts greater than $50,000 annually and which cannot be terminated by the Acquired Subsidiary without penalty upon 90 days or less notice without Material Adverse Effect, or (b) involve payments to or from such Acquired Subsidiaries in excess of $10,000 annually and extend more than twelve months after the date of this Agreement (other than pursuant to automatic renewal provisions which permit cancellation without penalty upon 90 days or less notice).

         Except as set forth on Schedules 3.20 or 3.26 or Annex 2.1.6, there is no Default on the part of any of Sellers or the Acquired Subsidiaries, or written notice of or knowledge of Sellers or the Acquired Subsidiaries of any Default on the part of any other party, in the performance of any obligation to be performed or paid under any Contract listed on Schedules 3.20 or 3.26, except as would not result in a Material Adverse Effect on the Business or the Purchased Assets.

         3.21 Government Contracts. Schedule 3.21.1 lists all contracts pursuant to which Sellers in connection with the Business or the Acquired Subsidiaries are prime contractors or named subcontractors or directly provide Products or services to any Governmental Entity. Seller has provided Buyer access to true and complete copies of all such contracts and all amendments and modifications thereof and consent and waivers thereunder with U.S. Governmental Entities and has provided access to all such documents with non-U.S. Governmental Entities.

              3.21.1 Except as set forth on Schedule 3.21.1 and assuming government approval of the novation of any contract with a Governmental Entity, the Sellers and the Acquired Subsidiaries are not, and the execution and delivery of this Agreement by the Sellers and the consummation of the Transactions will not result, in any violation, breach or Default of any material term or provision of (a) any contract related to the Business with a Governmental Entity, (b) any subcontract related to the Business issued at any tier under a prime contract with a Governmental Entity, (c) any bid, proposal or quotation made in connection with a contract related to the Business with a Governmental Entity or a subcontract issued under a contract related to the Business with a Governmental Entity (collectively, "Government Contracts"), or
         (d) to the knowledge of Sellers and the Acquired Subsidiaries, any order, statute, rule or regulation governing any Government Contract.

              3.21.2 Schedule 3.21.2 sets forth descriptions of all material audit reports, final decisions, claims, consent orders in effect, outstanding Forms 1, ongoing governmental investigations, prosecutions, civil or administrative proceedings or settlement negotiations, or internal investigations conducted or initiated by Sellers or the Acquired Subsidiaries (collectively, "Contract Proceedings") with respect to the Government Contracts and identifies any corrective action, restitution or disciplinary action imposed upon or initiated or taken by any of Sellers or the Acquired Subsidiaries as a result of such Contract Proceedings. Except as set forth in Schedule 3.21.2, none of Sellers and the Acquired Subsidiaries has engaged in or been charged with or notified of a claim or allegation related to, conducted or initiated any internal investigation of, or made a voluntary disclosure or, to the knowledge of Sellers and the Acquired Subsidiaries, been under investigation with regard to, any of the following relating to any Government Contracts:
         (a) defective pricing within the meaning of the Truth in Negotiations Act, as amended, or any comparable Laws; (b) failure to correct accounting, estimating, inventory, material requirements planning, material management and accounting systems, government property records or purchasing system deficiencies; (c) mischarging of direct and/or indirect costs; (d) delivery of products, material, components, items or services that do not or did not meet specifications or standards therefor, or delivery of foreign-made material, components or items where domestic-made material, components or items were required; (e) improperly soliciting, obtaining, attempting to solicit or obtain or making or offering to make any payment for any nonpublic proprietary or source selection information; (f) attempting to charge for unallowable costs, including unallowable direct or indirect costs; (g) failure to grant a price reduction under a Price Reduction Clause; (h) making a false representation or certification; or (i) making a false claim within the meaning of the False Claims Act or any comparable Laws; in any case where such activity would have a Material Adverse Effect or could result in the suspension or debarment of any of Sellers or the Acquired Subsidiaries.

              3.21.3 None of Sellers and the Acquired Subsidiaries have been suspended or debarred from bidding on contracts with Governmental Entities; no such suspension or debarment has been initiated or threatened; and to the knowledge of Sellers and the Acquired Subsidiaries there is no reasonable basis to believe that one will be initiated. None of Sellers and the Acquired Subsidiaries have received notice of, or have a reasonable basis to believe that any basis exists for, notice of Default or Termination for Default (as provided in 48 C.F.R. Ch. 1 Sections 52.249-8, 52.249-9 or similar sections) with respect to any U.S. Government Contract.

              3.21.4 All test and inspection results and reports and certifications that Sellers or the Acquired Subsidiaries have provided pursuant to, or in pursuit of, any Government Contract, or as a part of the delivery under any Government Contract of any product or system designed, engineered, manufactured or sold by Sellers or the Acquired Subsidiaries, were true, complete and correct except where any inaccuracy or omission does not, and will not, have a Material Adverse Effect on the Business or the Purchased Assets. The Sellers and the Acquired Subsidiaries have provided to each Governmental Entity all material test and inspection results and reports, certifications and documentation required by the applicable Government Contracts.

              3.21.5 All equipment and fixtures loaned, bailed, delivered or otherwise furnished to or held by the Sellers or the Acquired Subsidiaries for use with or in conjunction with the Business, on behalf of any Governmental Entity, have been maintained in all material respects in the condition they were when loaned, bailed, delivered or otherwise furnished to Sellers or the Acquired Subsidiaries, ordinary wear and tear excepted, and where applicable Sellers and the Acquired Subsidiaries have complied in all material respects with the government property provisions of the U.S. Federal Acquisition Regulation and any agency supplements thereto.

              3.21.6 Except for "Restricted Rights" and "Limited Rights" and "Commercial License Rights" contained in the Federal Acquisition Regulation and any applicable agency supplements thereto and except as set forth on Schedule 3.21.6, no Governmental Entity has any rights with respect to any IT Property or IP Right. For each item referred to therein, Schedule 3.21.6 sets forth (a) the Governmental Entity having the rights, (b) a notation of the IT Property or IP Right subject to such rights, and (c) the type of rights obtained or to be obtained by the Governmental Entity in such data. For items identified in Schedule 3.21.6, Sellers with respect to the Business and the Acquired Subsidiaries have complied with all applicable regulations and contract requirements (including restrictive markings on or in the IT Property or IP Rights) to effectively limit the rights of the Governmental Entity in the IT Property to those described in Schedule 3.21.6.

              3.21.7 Schedule 3.21.7 sets forth all security clearances held by any U.S. Employees.

         3.22 Restrictions on Business Activities. Except as set forth on
Schedule 3.22, there is no material agreement to which any of the Sellers, with respect to the Business, or any Acquired Subsidiary is a party, nor any judgment, injunction, order or decree specifically naming or, to the knowledge of Sellers or the Acquired Subsidiaries, affecting the Business which prohibits or limits the scope of development or marketing of the Products to be developed in the "Marketing" plan and "Product Development" plan forming a part of the Business Plan other than judgments, injunctions, orders or decrees applicable to participants in the industry in general.

         3.23 Sales and Marketing Materials. Seller has provided Buyer access to copies of all current sales and marketing materials including World Wide Web site materials, brochures, advertisements, standard Third Party Agreements and permitted variations therefrom, and other material sales and marketing materials.

         3.24 Suppliers and Customers. Schedule 3.24 lists the 25 largest suppliers with respect to the Business in the U.S. and the fifty largest customers of the Business based on purchases of Products (or license fees or royalties paid) for the fiscal year ended June 30, 1996. None of Sellers or the Acquired Subsidiaries receives any rebate or other consideration from any supplier to the Business other than customary discounts for prompt payment.

         3.25 Employees and Labor Relations Matters.

              3.25.1 Schedule 3.25.1 contains: (a) lists as of January 10, 1997 of all Employees (by name unless otherwise required by Law), identifying their employer, their position and their salary and target bonuses as of such date; (b) the names and titles of all officers of the Acquired Subsidiaries; (c) the names of all directors of the Acquired Subsidiaries; and (d) the date and amount of the most recent increase, if any, in base salary for each Employee. Except as set forth on Schedule 3.25.1, there are no contracts, agreements or obligations to Employees with respect to ongoing employment, compensation or benefits. With respect to the Business and all Acquired Subsidiaries, there has been no mass layoff or plant closing or notice of such event within the meaning of the WARN Act or comparable Laws of any other Governmental Entity.

              3.25.2 Except as set forth in Schedule 3.25.2, each of Sellers with respect to the Business and the Acquired Subsidiaries has complied in all material respects with all labor and employment Laws, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, the Americans With Disabilities Act, the Family and Medical Leave Act and the payment of social security and other taxes, and at the Closing Date none of the Employees who will be Transferred Employees will be receiving long-term disability or retirement benefits from Sellers or the Acquired Subsidiaries. Seller has heretofore made available to Buyer a list of all Employees on short-term disability or other medical or non-medical leaves of absence with a description of the reason for the absence and expected return date.

              3.25.3 Except as set forth in Schedule 3.25.3, there is no unfair labor practice charge, grievance, complaint or other action against any of Sellers with respect to the Business or the Acquired Subsidiaries pending or, to Sellers' knowledge, threatened before the National Labor Relations Board, comparable Governmental Entity outside the U.S. or otherwise, and none of Sellers and the Acquired Subsidiaries is subject to any order to bargain by the National Labor Relations Board and there is no labor strike, slow down, work stoppage or lockout with respect to any Employee, nor is there any currently effective or pending settlement agreement related to any of the foregoing.

              3.25.4 Except as set forth in Schedule 3.25.4, to Sellers' knowledge, no Employee is subject to any noncompetition, nondisclosure, confidentiality, employment, consulting or similar agreement with Persons other than Sellers or the Acquired Subsidiaries that would prevent the Employee from working in any capacity for the Business.

              3.25.5 Except as set forth in Schedule 3.25.5, none of Sellers with respect to the Business nor any of the Acquired Subsidiaries is a party to any collective bargaining agreements with any labor union or other representative of employees or any works' council or similar entity under applicable Laws, including local agreements, amendments, supplements, letters and memoranda of understanding of any kind, nor is there pending or, to the knowledge of Sellers and the Acquired Subsidiaries, threatened any union organization activity by or among any Employees.

              3.25.6 Except as set forth in Schedule 3.25.6, to Sellers' knowledge, no Employee has filed any claim or notice of claim under the Equal Employment Opportunity Act of 1972, as amended, or comparable Laws of the U.S. or any other Governmental Entity which has not been finally resolved.

              3.25.7 Except as set forth in Schedule 3.25.7, there are no pending claims by any Employee or any former employee of the Business with respect to workers' compensation matters.

              3.25.8 There is no charge, complaint or other action pending against Seller with respect to the Business or the Acquired Subsidiaries, or to Sellers' knowledge, any investigation commenced or threatened against Sellers or the Acquired Subsidiaries with respect to the Occupational Safety and Health Act or comparable Laws of any other Governmental Entity ("OSHA").

              3.25.9 Except as set forth on Schedule 3.25.9, no Person has any pending or threatened litigation against the Business or Acquired Subsidiaries with respect to previous employment including, but not limited to claims in the nature of retirement, disability, health or welfare benefits or otherwise.

              3.25.10 Except as set forth on Schedules 3.10 or 3.25, none of the Employees has devoted less than 80% of such Employee's working hours to the Business for so long as they have been employed by Sellers or the Acquired Subsidiaries or, if first employed more than six months prior to the date of this Agreement, during such six-month period.

         3.26 Litigation. Except as set forth on Schedule 3.26, there are no actions, suits, proceedings, orders, grievance procedures or claims pending by or against or, to Sellers' knowledge, threatened against or investigations involving any of Sellers or the Acquired Subsidiaries related to the Business or of the Purchased Assets; and none of Sellers and the Acquired Subsidiaries are subject to, or in Default of, any outstanding order, writ, injunction, judgment or decree of any Governmental Entity. None of the matters listed on Schedule 3.26 is reasonably expected to result in the issuance of an order, judgment, injunction or decree restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the Transactions or, to the knowledge of Sellers or the Acquired Subsidiaries, could reasonably be expected to have a Material Adverse Effect on the Business or the Purchased Assets.

         3.27 Insurance. Sellers (and prior to their acquisition by Seller, the Acquired Subsidiaries) maintain general liability, fire, theft, business interruption, use and occupancy, employee fidelity, workers' compensation, disability and other forms of insurance covering the Business and its assets and employees, all of which are listed on Schedule 3.27, with such coverages and in such amounts as are (a) equal to or in excess of such coverages or amounts required by any applicable Law, and (b) in compliance with applicable Real Estate Leases and other applicable agreements.

         3.28 Compliance with Laws and Business Permits. Each of Sellers and the Acquired Subsidiaries is in compliance with and has conducted its business to comply with all Laws applicable to it in the conduct of the Business or otherwise, except where the failure to comply would not have a Material Adverse Effect on the Business or the Purchased Assets. Neither Sellers nor any of the Acquired Subsidiaries has received any written notice of any asserted failure to comply with such Laws. Sellers and the Acquired Subsidiaries hold all business permits, certificates and other licenses or authorizations necessary for the ownership and conduct of the Business in each domestic and foreign jurisdiction where the Business is currently conducted, except where the failure to have such a permit would not have a Material Adverse Effect (the "Permits").

         3.29 Taxes. Except as set forth in Schedule 3.29, (a) Sellers and the Acquired Subsidiaries have paid or adequately reserved for all Taxes (as defined below) required to be paid by Sellers or the Acquired Subsidiaries through the date hereof, including those resulting from any completed audits, and have paid or shall timely pay any material Taxes required to be paid by Sellers or the Acquired Subsidiaries after the date hereof and on or before the Closing Date (unless the payment of such Taxes is being contested by the Seller or the Acquired Subsidiaries in good faith), (b) Sellers and the Acquired Subsidiaries have filed all Tax Returns that they are required to file through the date hereof and shall, on or before the Closing Date, prepare and file, consistent with prior years in all material respects, all Tax Returns relating to Sellers or the Acquired Subsidiaries that they are required to file after the date hereof and on or before the Closing Date, (c) no penalties or other charges are, or to Sellers' knowledge will become, due with respect to the late filing of any Tax Return relating to the Sellers or the Acquired Subsidiaries, (d) neither Sellers nor the Acquired Subsidiaries are currently being audited by any taxing authority with respect to tax liabilities of the Sellers relating to the Business or the Purchased Assets or the Acquired Subsidiaries and, to Sellers' knowledge, no audit with respect to such Tax liabilities has been threatened,
(e) no extension of time with respect to any date on which any Tax Return relating to the Business or the Purchased Assets was or is to be filed by Sellers or the Acquired Subsidiaries is in force as of the date hereof, (f) no waiver or agreement by Sellers or the Acquired Subsidiaries is in force as of the date hereof for the extension of time for the assessment or payment of any Tax relating to the Business or the Purchased Assets, (g) Sellers and the Acquired Subsidiaries have not agreed and are not required to make any adjustment under section 481(a) of the Code by reason of a change in accounting method or otherwise, (h) none of Sellers or the Acquired Subsidiaries is a party to any agreement with any Employee that provides for the payment of any amount that would constitute an "excess parachute payment" within the meaning of section 280G of the Code, and (i) none of Sellers or the Acquired Subsidiaries is a party to or bound by, or has any obligation under, any tax-sharing or similar agreement. "Taxes" shall mean any taxes, charges, fees, levies or other assessments, including income, excise, property, sales, gross receipts, employment and franchise taxes imposed by the U.S., or any state, county, local or foreign government or subdivision or agency thereof, any interest, penalties or additions attributable thereto, and any obligation to pay a pro rata portion of any real estate taxes or assessments under Real Property Leases.

         3.30 Employee Benefits. Schedule 3.30 lists all deferred compensation, defined benefit, pension, profit sharing, stock option, stock purchase, savings, group insurance and retirement plans, and all vacation pay, severance agreements, incentive compensation, bonus and all other employee benefit or fringe benefit plans or arrangements maintained by Sellers or the Acquired Subsidiaries and in which the Employees have the right to participate (including health, life insurance and other benefit plans maintained for retirees) other than U.S. federal, state or foreign statutory benefits. Said plans, including all plans, policies or arrangements that constitute "employee benefit plans" as defined in Section 3(3) of ERISA, are sometimes collectively referred to herein as "Benefit Plans." Buyer has been provided access to true and complete copies of all Benefit Plans, including any insurance contracts under which benefits are provided, as currently in effect. Buyer has also been provided with access to a true and complete copy of the summary plan description, if any was required by ERISA to be prepared and distributed to participants, for each Benefit Plan.

              3.30.1 Except as set forth on Schedule 3.30, Sellers and the Acquired Subsidiaries (a) have no Affiliates that are members of the same controlled group of companies or trade and business or affiliated service groups or other affiliated groups defined in Code Section 414 other than the controlled group of which

         Sellers and the Acquired Subsidiaries are members and (b) have not at any time been required to contribute to any pension plan that is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA.

              3.30.2 Each Benefit Plan that provides medical benefits has been operated in material compliance with all requirements of Sections 601 through 609 of ERISA and Section 4980B of the Code, relating to the continuation of coverage under certain circumstances in which coverage would otherwise cease.

              3.30.3 Except as set forth on Schedule 3.30, none of the Benefit Plans provides post-retirement medical benefits, post-retirement death benefits or other post-retirement welfare benefits, except as required under Sections 601 through 609 of ERISA, Section 4980A of the Code or other applicable Laws and none of Sellers with respect to the Employees, nor any Acquired Subsidiary, has made any representation to any Employee or former employee regarding such post-retirement benefits which constitutes a contract or binding obligation other than that they may be modified or discontinued at any time.

              3.30.4 All contributions to, and payments from, the Benefit Plans which may have been required to be made in accordance with the Benefit Plans and, when applicable, Section 302 of ERISA or Section 412 of the Code, have been timely made or failure to do will not have a Material Adverse Effect. All such contributions to the Benefit Plans, and all payments under the Benefit Plans, except those to a trust qualified under Section 401(a) of the Code, for any period ending before the Closing Date that are not yet, but will be, required to be made with respect to the employees of the Business will be properly accrued and reflected on the Closing Pro Forma Balance Sheet or are disclosed on
         Schedule 3.30. Except as disclosed on Schedule 3.30, the Sellers or the Acquired Subsidiaries have funded or will fund each Benefit Plan in accordance with its terms through the Closing, including the payment of applicable premiums on any insurance contract funding a Benefit Plan for coverage provided through the Closing.

              3.30.5 Except as set forth on Schedule 3.30.5, each Benefit Plan is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, including but not limited to the satisfaction of applicable reporting and disclosure requirements under ERISA and the Code. Except as set forth on Schedule 3.30.5, Sellers and the Acquired Subsidiaries have filed or caused to be filed with the Internal Revenue Service annual reports on the Form 5500 series of reports for each Benefit Plan for all years and periods for which such reports were required; and each of the Benefit Plans has been administered in accordance with its terms in all material respects except that in any case in which any Benefit Plan is currently required to comply with a provision of ERISA or the Code, but is not yet required to be amended to reflect such provision, it has been administered in substantial compliance with such provision.

              3.30.6 No "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the Code, has occurred in respect of any ERISA Benefit Plan which could give rise to any material liability or tax under ERISA or the Code on the part of Sellers or the Acquired Subsidiaries, and no civil or criminal action brought pursuant to part 5 of Title I of ERISA is pending or, to the knowledge of Sellers or the Acquired Subsidiaries, threatened in writing or orally against any fiduciary of any ERISA Benefit Plan of Sigma;

              3.30.7 Except as set forth on Schedule 3.30.7, all of the Benefit Plans which are pension benefit plans that are intended to qualify under Section 401(a) of the Code have received favorable determination letters from the IRS to the effect that such plans are qualified. No determination letter with respect to any Benefit Plan has been revoked nor, to the knowledge of Sellers and the Acquired Subsidiaries, has revocation of a determination letter been threatened. Except as forth on Schedule 3.30.7, no Benefit Plan has been amended since the date of its most recent determination letter or application therefor in any respect which would adversely affect its qualification or materially increase its cost, and no Benefit Plan has been amended in a manner that would require security to be provided in accordance with Section 401(a)(29) of the Code.

              3.30.8 There have been no statements or communications made or materials provided to any Employee or former employee of Sellers or the Acquired Subsidiaries by any person which constitutes a contract or binding obligation on Sellers or the Acquired Subsidiaries to provide for any pension, welfare, or other insurance-type benefits to any such employee or former employee, whether before or after retirement, other than benefits under the Benefit Plans.

              3.30.9 With respect to any Benefit Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course or actions seeking qualified domestic relations orders) are pending or, to the knowledge of Sellers or the Acquired Subsidiaries, threatened, and, to Sellers' knowledge, no facts or circumstances exist which could give rise to any such actions, suits or claims.

              3.30.10 (a) No Benefit Plan has incurred any "accumulated funding deficiency" as such term is defined in ERISA section 302 and Code section 412 (whether or not waived) which could result in a material liability to Sellers or the Acquired Subsidiaries; (b) no event or condition exists which would be deemed a reportable event within the meaning of ERISA section 4043(c) which could result in a material liability to Sellers or the Acquired Subsidiaries and no condition exists which could subject Sellers or the Acquired Subsidiaries to a material fine under ERISA section 4071; (c) all premium payments with respect to the Benefit Plans required to be made prior to the Closing Date to the PBGC have been or will be made prior to the Closing Date; and (d) none of Sellers or the Acquired Subsidiaries is subject to any liability to the PBGC for any Benefit Plan termination occurring on or prior to the Closing Date.

              3.30.11 Except as set forth on Schedule 3.30.11, the acquisition by any Buyer Purchaser of the Purchased Assets will not trigger benefit entitlement under any Benefit Plan of Sellers or the Acquired Subsidiaries.

              3.30.12 (a) All non-governmental benefit plans, contracts and arrangements covering non-U.S. Employees ("Non-U.S. Benefit Plans") comply in all material respects with applicable Laws and collective bargaining agreements; (b) Seller and its Affiliates have no unfunded liabilities with respect to any Non-U.S. Benefit Plan except as set forth on Schedule 3.30.12; (c) Seller has heretofore provided Buyer access to accurate copies of substantially all instruments, rules, agreements, contracts, declarations and other relevant documents creating, governing or otherwise relating to the Non-U.S. Benefit Plans; (d) all benefit payable under each of the Non-U.S. Benefit Plans are provided in accordance with the terms of the governing provisions of the relevant Non-U.S. Benefit Plan; and (e) Seller is not aware of any failure to comply with any applicable Law which would or might result in the loss of tax approval or qualification of any Non-U.S.Benefit Plans.

              3.30.13 Set forth on Schedule 3.30.13 is a correct and complete list of all severance policies covering non-U.S. Employees (however locally denominated) of Sellers and the Acquired Subsidiaries.

         3.31 Environmental Compliance. The following terms shall have the meanings set forth below:

              "Environment" means any water, including groundwater and surface water, any land, including land surface or subsurface, air, fish, wildlife, biota and all other natural resources.

              "Environmental Laws" means all laws, statutes, ordinances, rules, regulations and codes relating to the protection of the Environment or health and safety promulgated by any Governmental Entity, including but not limited to those laws governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances, those laws with regard to recordkeeping, notification and reporting respecting Hazardous Substances and those laws relating to workplace safety.

              "Environmental Permits" means all permits, certificates, licenses, approvals, authorizations, consents or registrations required by any applicable Environmental Law in connection with the ownership, use and/or operation of the Premises or the conduct of the Business.

              "Hazardous Substance" means all flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products (including waste petroleum and waste petroleum products), methane, hazardous materials, hazardous wastes, pollutants, contaminants and hazardous or toxic substances or related materials, or chemicals posing an unreasonable risk of harm to health or the Environment, as regulated or defined under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) ("CERCLA"), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6901 et seq.) ("RCRA"), the Toxic Substances Control Act, as amended (15 U.S.C. Section 2601 et seq.), OSHA or any other applicable Environmental Law.

              "Release" means any past or present spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping of a Hazardous Substance into the Environment (including the abandonment or discarding of barrels, containers and/or other closed receptacles containing any Hazardous Substance).

              "Seller Entities" means the Sellers, the Acquired Subsidiaries and any former subsidiaries of the Sellers or the Acquired Subsidiaries.

Except as set forth in Schedule 3.31 and as would not have a Material Adverse Effect on the Business or the Purchased Assets (taken as a whole):

              3.31.1 None of the Seller Entities owns any Premises and none of the Acquired Subsidiaries formerly owned any sites used in connection with the Business.

              3.31.2 No Acquired Subsidiary nor any of Sellers in connection with the Business has or is using any of the Premises in violation of any Environmental Law nor has any Acquired Subsidiary or Seller in connection with the Business used any owned or leased real property in violation of any Environmental Law where such violation would reasonably be expected to have a Material Adverse Effect on the Business or the Purchased Assets. Except as set forth on Schedule 3.31.2, none of Sellers and the Acquired Subsidiaries own or operate, or have owned or operated, underground storage tanks located at the Premises subject to the Real Estate Leases.

              3.31.3 None of Sellers and the Acquired Subsidiaries has received any written notice from any Governmental Entity or other Person alleging a Release or the threat of a Release of any Hazardous Substance on, at or from any Premises.

              3.31.4 All Environmental Permits have been obtained and are in full force and effect.

              3.31.5 There are no actions, suits, claims or proceedings pending or, to Sellers' knowledge, threatened against Sellers or the Acquired Subsidiaries that arise out of, relate to or result from (a) a violation or alleged violation of any applicable Environmental Law or noncompliance or alleged noncompliance with any Environmental Permit by Sellers or the Acquired Subsidiaries, (b) the presence of any Hazardous Substance or a Release or the threat of a Release on, at or from the Premises or Former Sites, or (c) human exposure to any Hazardous Substance to the extent the same arise from the condition of the Premises or the ownership, use or operation thereof by Sellers and the Acquired Subsidiaries.

              3.31.6 Each of Sellers in connection with the Business and the Acquired Subsidiaries is in material compliance with all applicable Environmental Laws.

              3.31.7 None of Sellers in connection with the Business and the Acquired Subsidiaries have at any time since October 1, 1993 received any notice of, or been subject to, any administrative or judicial proceeding relating to Sellers or the Acquired Subsidiaries pursuant to any applicable Environmental Law.

              3.31.8 No notices or other filings are required under any provisions of the Environmental Laws for the consummation of the Transactions.

         3.32 Questionable Payments. None of Sellers in connection with the Business, the Acquired Subsidiaries or any of their Affiliates has (a) made any payments, (b) provided services or other favors, or (c) made any political contributions in the U.S. or in any foreign country in order to obtain preferential treatment or consideration by any Governmental Entity with respect to any aspect of the Business, which would be unlawful under the Laws of the U.S. and, if applicable, any foreign country in which such payments were made. None of Sellers, the Acquired Subsidiaries or, to the knowledge of Sellers and the Acquired Subsidiaries, any of their Affiliates, customers or suppliers has received any written notice, demand or inquiry relating to any investigation or, to their knowledge, has been the subject of any inquiry or investigation by any Governmental Entity in connection with payments or benefits or other favors to or for the benefit of any governmental or armed services official, agent, representative or employee with respect to any aspect of the Business or with respect to any political contribution.

         3.33 Bank Accounts; Powers of Attorney. Schedule 3.33 lists the names and addresses of each bank and other financial institution in which the Acquired Subsidiaries or Sellers with respect to the Business maintains an account, lock box or safe deposit box, and the account numbers and names of persons having signing authority or other access thereto. None of Sellers, with respect to the Business, or the Acquired Subsidiaries has granted a power of attorney or similar power to act on its behalf to any other Person.

         3.34 Conflicts of Interest. None of Sellers or the Acquired Subsidiaries and, to the knowledge of any officer or director of Seller or the Acquired Subsidiaries, no Affiliate of Sellers other than non-employee directors of Seller, is an officer, director, employee or consultant of, or owns or otherwise controls any Person which is, or is engaged in business as, a competitor, customer or supplier of the Business except as set forth on Schedule 3.34.

         3.35 Services Supplied by and Assets Shared with Affiliates. Except for the services to be provided under the Collateral Documents, the Business does not rely on Sellers or their Affiliates other than the Acquired Subsidiaries for any services and does not use any assets in common with Sellers or their Affiliates which (a) are material to the Business and its operations, or (b) the absence of which on the Closing Date could have a Material Adverse Effect on the Business.

         3.36 Brokers' or Finders' Fees. Except for fees payable to Lehman Brothers, none of Sellers and the Acquired Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or the Transactions.

         3.37 Disclosure. No representation or warranty made by Sellers in this Agreement, the Disclosure Letter, the Collateral Documents or other instruments or certificates delivered pursuant to Subsection 8.2.2 contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller and Federal, for itself and on behalf of the Buyer Purchasers, as follows:

         4.1 Organization. Buyer is a corporation organized under the laws of the State of New Jersey. As of the Closing Date each of the Buyer Purchasers will be organized under the laws of the jurisdiction of its formation. Buyer has, and as of the Closing Date, each Buyer Purchaser will have, all requisite corporate power and authority to carry on its business and to own and operate the properties and assets owned and operated by it and is and will be duly qualified to do business and in good standing in each jurisdiction where the conduct of its business or the ownership or operation of its assets requires such qualification except where failure to be so qualified or in such good standing can be cured without material expense and will not result in a Material Adverse Effect on the Business or the Purchased Assets.

         4.2 Power and Authority. This Agreement is a valid and binding obligation of Buyer enforceable against it in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors' rights generally and to general equitable principles. Buyer has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of the Transactions contemplated has been approved by all necessary action of the Board of Directors of Buyer and, with respect to each Buyer Purchaser, each Buyer Purchaser, as of the Closing Date.

         4.3 Validity of Contemplated Transactions. The execution, delivery and performance of this Agreement, the execution, delivery and performance of the Collateral Documents to which Buyer is a party, and the consummation of the Transactions, (a) do not and will not contravene any provision of the constitutional documents of Buyer or, to the extent the consummation of the Transactions is effected by any Buyer Purchaser, the applicable Buyer Purchaser; or (b) constitute a breach of, result in a Default under, or cause the acceleration of any payments pursuant to, any agreement, contract, indenture, lease or mortgage to which Buyer or the applicable Buyer Purchaser is a party, or by which either Buyer or the applicable Buyer Purchaser or its assets is bound, or violate any provision of any applicable Law, permit or license to which Buyer or the applicable Buyer Purchaser is subject, where any such breaches, Defaults or violations would materially impair the ability of Buyers to consummate the Transactions.

         4.4 Consents. No permit, consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity on the part of Buyer is required in connection with the execution or delivery by Buyer of this Agreement or required of Buyer or the applicable Buyer Purchaser in connection with the consummation of the Transactions other than (a) those which have previously been obtained,
(b) those specified in Annex 4.4 or under any Competition Laws, or (c) such permits, consents, approvals, authorizations, designations, declarations or filings the absence of which, individually or in the aggregate, would not materially impair the ability of Buyer or the applicable Buyer Purchasers to consummate the Transactions.

         4.5 Brokers' and Finders' Fees. Except for fees payable to CS First Boston Corporation, none of Buyers has incurred, nor will incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or the Transactions.

         4.6 Settlement of Litigation. Neither Buyer nor any of its Affiliates, in connection with the litigation, or settlement thereof, commenced by Jerome H. Lemelson, individually and on behalf of certain entities over U.S. patents 4,213,163, B1-4,213,163 and 5,177,645, in an action styled as Lemelson v. Apple Computer Incorporated, et al., CV- N-92-665-HDM (PHA) (D.Nevada), made any admission as to the validity of, agreed to any findings with respect to, or waived any defenses or right to contest the validity of, such patents.


                                    ARTICLE V

                         PRECLOSING COVENANTS OF SELLER

         5.1 Access. Prior to the Closing or earlier termination of this Agreement, Seller shall and shall cause the Selling Subsidiaries and the Acquired Subsidiaries to provide or make available to Buyer and its representatives such additional information concerning the Business and the Purchased Assets as Buyer reasonably requests. Sellers shall give Buyer and Buyer's representatives reasonable access to all of the facilities, books and records of Sellers related to the Business and of the Acquired Subsidiaries and, in particular, to all product development facilities, including such portions of its information systems as are used by its developers and programmers and other technical personnel, and Seller shall use all commercially reasonable efforts to make Sellers' and the Acquired Subsidiaries' officers and employees (including all technical employees) available to Buyer as Buyer shall from time to time reasonably request. Seller shall, no less frequently than weekly during the period between the date of this Agreement and the Closing Date provide Buyer with a schedule of all agreements which will be Assigned Contracts entered into after the date hereof in accordance with Subsection 5.2.2 or otherwise binding on the Business and shall provide Buyer with reasonable access to all such agreements. Seller shall give Buyer prompt written notice of any significant delay or inability to meet the scope or time schedules of the development projects described in the Business Plan.

         5.2 Conduct of Business. From the date of this Agreement through the Closing Date, except as otherwise specifically set forth in this Agreement, Seller shall and shall cause the Selling Subsidiaries and the Acquired Subsidiaries to conduct the Business in the ordinary course, consistent with past practice, and as provided below:

              5.2.1 Except as otherwise specifically set forth in this Agreement, or with the prior written consent of a Designated Representative, Seller covenants that it shall and shall cause the Selling Subsidiaries and the Acquired Subsidiaries to:

              (a) use all commercially reasonable efforts to preserve intact the Business and its relationships with customers, suppliers and other third parties;

              (b) use all commercially reasonable efforts to (i) keep available the services of Employees and consultants engaged with respect to the Business, consistent with Subsection 5.2.2(a); and (ii) recruit and hire new employees consistent with the employment levels set forth in the Business Plan,

              (c) use all commercially reasonable efforts to maintain the tangible assets of the Business in good working order and condition;

              (d) use all commercially reasonable efforts to maintain the good will of customers, suppliers and other Persons to whom the Business sells goods or provides services or with whom the Business has significant relationships and shall notify Buyer of any written notice of Default or Default known to Sellers;

              (e) make payments on their liabilities with respect to the Business to suppliers, employees and trade creditors and not delay in making any payments (unless contesting such payments in good faith) or enter into extended payment terms;

              (f) make expenditures for research and development substantially consistent with the product development schedule provided in Annex
              7.1.5 through the Closing Date;

              (g) make such capital expenditures and other expenditures for property, plant and equipment substantially consistent with the third fiscal quarter forecast as provided to the Buyer in the Business Plan for the period

              January 1, 1997 through March 31, 1997 and such additional expenditures as are provided for in the Business Plan through such later date as may be the Closing Date; and

              (h) maintain the books and records of the Business in the customary fashion.

              5.2.2 Except as otherwise specifically set forth in this Agreement, or with the prior written consent of a Designated Representative, Seller covenants that with respect to the Business it shall not and shall not permit the Selling Subsidiaries or the Acquired Subsidiaries to:

              (a) except as set forth in Schedule 5.2.2, or as otherwise required by applicable Laws or otherwise permitted herein, enter into or amend any contract of employment with any Employee, amend in any material respect or adopt any non-ERISA Benefit Plan (other than Seller's stock option or stock purchase plans regarding which Seller will provide Buyer notice of all such amendments), amend or adopt any ERISA Benefit Plan, Non-U.S. Benefit Plan or any Sigma Benefit Plan, or change the benefits or the compensation of any Employee whose annual compensation, together with any incentive compensation, equals or exceeds $50,000, provided, however, Seller may make salary increases in the ordinary course of business;

              (b) make any material change in any pricing, financial reporting or credit practice, payment practice or accounting method of the Business, including selling or entering into a contract to sell any Product or combination of Products or Products and services with a list price in excess of $50,000 for a discount to list price in excess of those discounts set forth on Schedule 5.2.2, or offer any discount in excess of published early payment terms set forth on Schedule 5.2.2 for early payment of any account receivable included in the 12/31 Pro Forma Balance Sheet or arising after the date of this Agreement;

              (c) enter into any new agreement, or any amendment, modification or change to any Third Party Agreement which might reasonably cause a Material Adverse Effect on the Business or the Purchased Assets (taken as a whole);

              (d) give any notice of Default or breach, or renewal, non-renewal or cancellation to any Person pursuant to any Inbound Technology Agreement or Outbound Technology Agreement other than such notices with respect to Customer Agreements issued in the ordinary course of business;

              (e) enter into any agreement which provides for delivery, license or escrow of source code of the Business Software or transfer any other rights in the patents or patent applications listed on Annex 2.1.1, to any third party;

              (f) enter into any new Project Agreement involving $87,500 or more of development work or customization work of the Business;

              (g) enter into any new OEM or strategic alliance of any kind;

              (h) enter into any new agreement with any of the Acquired Subsidiaries;

              (i) enter into any new agreement or amend any existing agreements with Microsoft Corporation or Unisys Corporation which have been provided by Seller to Buyer prior to the date of this Agreement other than: (x) software licenses for off-the-shelf Microsoft products; (y) amendments to Microsoft agreements consistent with the letter agreements entered into in connection with this Agreement in form and substance agreed to by Buyer, which approval shall not be unreasonably withheld; and (z) amendments to Unisys agreements implemented in accordance with the terms of the letter agreements entered into with Unisys in connection with this Agreement;

              (j) commence cease and desist demands, litigation or other proceedings to perfect, maintain, or enforce the IP Rights of Sellers with respect to the IT Property; or

              (k) authorize any of the foregoing or enter into any contract, agreement, binding commitment or arrangement to do any of the foregoing.

              5.2.3 Except as otherwise specifically set forth in this Agreement, or in connection with the consummation of the Transactions, or with the prior written consent of a Designated Representative, which consent shall not be unreasonably withheld, Seller covenants that with respect to the Business it shall not and shall not permit the Selling Subsidiaries or the Acquired Subsidiaries to:

              (a) sell, lease or transfer any Purchased Asset other than in the ordinary course of business of the Business;

              (b) take any action to diminish insurance coverages for the Business from existing levels (to the extent such coverages remain commercially available);

              (c) except for borrowings by Seller under its institutional revolving credit agreement, incur any indebtedness other than trade debt in the ordinary course of business of the Business or permit to arise any encumbrance on any Purchased Asset other than Permitted Encumbrances;

              (d) amend the certificate of incorporation or by-laws or other organizational documents of any Acquired Subsidiary; or issue, sell or transfer any equity in any Acquired Subsidiary or declare or pay any dividend or distribution with respect to the capital stock or other equity of such Acquired Subsidiary;

              (e) authorize any of the foregoing, or enter into any contract, agreement, binding commitment or arrangement to do any of the foregoing; or

              (f) solicit or intentionally induce any Employee to refuse employment with Buyer or its Affiliates.

              5.2.4 Buyer shall make the Designated Representative available for consultation with Seller during normal business hours on each business day and will consider all written requests by Seller for consent to any matter under this Section 5.2 and provide Seller with a response within 48 hours after receiving all information reasonably required by the Designated Representative to evaluate the request; provided, however, during the last three weeks of March or June 1997, the Designated Representative shall be available to respond to requests related to customer orders or contracts within four (4) hours after receiving the required information. Neither Buyer nor the Designated Representative shall have any liability to Seller or any other Person with respect to the determination of whether or not to consent to any matter requested by Seller. If the Designated Representative fails to respond within the above-referenced 48-hour time period (or by noon on the first business day following a request if the 4-hour period is applicable and invoked on a day which is not a business day or after 7:00 p.m. on a business day or if invoked on a business day before 8:00 a.m., by noon on that day), a negative response shall be deemed to have been given. In the event Buyer does not consent to an action proposed by Seller which Seller states in its request is required to be taken in order for Seller to avoid breach of a specifically identified covenant made by Seller in Subsection 5.2.1 and is so required, Buyer shall not be entitled to treat such breach as a breach of the identified covenant.

         5.3 Indebtedness; Intercompany Accounts. The Closing Pro Forma Balance Sheet shall not show any indebtedness of the Business or the Acquired Subsidiaries except trade debt incurred in the ordinary course of business of the Business. All amounts due from the Acquired Subsidiaries to Seller or its Affiliates and all amounts due to the Acquired Subsidiaries from Sellers or its Affiliates as of the Closing Date shall be settled at fair value (irrespective of the terms of payment).

         5.4 No Shopping. From the date of this Agreement until the Closing Date or the earlier termination of this Agreement, Seller shall not, and Seller shall direct and use its best efforts to cause its Affiliates, employees, agents and representatives (including any investment banker, attorney or accountant retained by Seller) not to, initiate, solicit or knowingly encourage, directly or indirectly, any inquiries in respect of or the making of, any Acquisition Offer (as defined below) or engage in any negotiations concerning or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Offer, or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Offer. The term "Acquisition Offer" means any offer or proposal for the direct or indirect disposition of the Business or the Purchased Assets (other than sale or license of Inventory or other dispositions of assets permitted under this Agreement to customers in the ordinary course of business) to any Person other than Buyer or for the sale or exchange of any stock of any of Sellers or the Acquired Subsidiaries with or to any third party, or the merger or amalgamation of any of the Sellers (other than into Seller) or Acquired Subsidiaries unless the acquiror expressly acknowledges and confirms the existence of all of the obligations of such Sellers under this Agreement and the Collateral Documents.

         5.5   Consents.

         5.5.1 Seller shall, at its sole cost and expense, use its reasonable commercial efforts to promptly obtain the consents of all requisite Persons so as to vest all of the rights and obligations of Sellers and the Acquired Subsidiaries under the Assigned Contracts, IP Rights, IP Property and Permits and other Purchased Assets in the Buyers or the Acquired Subsidiaries as of the Closing Date. Buyer shall, on Seller's request, use commercially reasonable efforts to assist Seller in obtaining such consents and shall have the right, if additional assurances with respect to the assumption of obligations by any Buyer Purchaser are requested by the Person from whom consent is sought, participate, directly or through its representatives, in the process of obtaining such consents. The forms of such consents shall be subject to the prior approval of Buyer, which shall not be unreasonably withheld or delayed.

         5.5.2 For any Trademark registration or application which is not recorded at the appropriate trademark office in the name of Sellers or an Acquired Subsidiary as of the date hereof, Seller shall cooperate with Buyer to effect the recordation of (a) the assignment of the registration or application either (i) first to the applicable Seller then to Buyer or its designee or (ii) to Buyer or its designee directly and (b) any necessary change of name or other ancillary documents and will reimburse Seller for all reasonable out-of-pocket expenses incurred in connection therewith. Seller shall use commercially reasonable efforts to obtain on each assignment as required by local practice, the notarized and legalized signature of the record owner of each registration or application and, if necessary, the signature of Seller, within 90 days after receipt of the form of assignment document from Buyer.

         5.6 Pre-Closing Litigation Consultation. Sellers and the Acquired Subsidiaries shall consult with representatives of Buyer regarding the prosecution and conduct of any pending litigation which is a Purchased Asset or an Assumed Liability, provided that such obligation shall not require the disclosure of any privileged or confidential information, and shall not without Buyer's prior written consent, which shall not be unreasonably withheld, settle any such litigation or take any dispositive actions in such litigation, except as set forth in Schedule 5.6.

         5.7 Updated Annexes. Seller shall deliver to Buyer at least five business days prior to the Closing Date revised Annexes 2.1.1, 2.1.2, 2.1.4 and
2.1.6 and Schedules 3.7, 3.10.6, 3.10.8, 3.11.2, 3.10.15, 3.15, 3.18, 3.20,
3.21, 3.25, 3.26, 6.10.1(d) and 6.10.4 reflecting any changes from the date of this Agreement to the Closing Date. Changes specifically permitted under the terms of this Agreement shall be treated as though delivered with the Disclosure Letter as of the date of this Agreement.

         5.8  Closing Pro Forma Balance Sheet.

              5.8.1 At least 10 days and no more than 15 days prior to the Closing Date, Seller shall deliver to Buyer an estimated pro forma consolidated balance sheet of the Business as of the Closing Date (the "Estimated Closing Balance Sheet"). The Estimated Closing Balance Sheet and the Closing Pro Forma Balance Sheet shall be prepared consistent with the preparation of the 12/31 Pro Forma Balance Sheet and in accordance with Annex 3.6, and shall reflect the Purchased Assets which are of a nature to be reflected thereon and only those liabilities being assumed by Buyer pursuant to Section 2.3. The Estimated Closing Balance Sheet shall present the Seller's forecast of the financial condition of the Business at the Closing Date.

              5.8.2 Seller shall prepare a Closing Pro Forma Balance Sheet as of the Closing Date (the "Closing Pro Forma Balance Sheet") which shall reflect the books and records of the Business and fairly present the financial condition of the Business as at the

Closing Date and will be provided to Buyer by Seller within 30 days after the Closing Date.

              5.8.3 The "Accounts Payable and Other Liabilities" on the Closing Pro Forma Balance Sheet shall include, among other categories of payables, only trade accounts payable with respect to the Business which are not past due based on the suppliers' invoice and the provision of goods and services with respect thereto, legal fees and expenses for services and disbursements rendered or incurred after the date of this Agreement with respect to the litigation described on Annex 2.1.8 (whether or not past due), and other accounts payable of the Business incurred in accordance with Sections 5.2.

         5.9 Revisions to Imaging for Windows. Provided that Buyer provides the Buyer Designated Logo and ".exe" file name to Seller no later than ten business days after Seller notifies Buyer of the specifications required by Seller, Seller shall use all commercially reasonable efforts to develop, and deliver to Buyer and to Microsoft no later than fifteen (15) days prior to the Viewer Submission Deadline, versions of Imaging for Windows for incorporation in Windows 97 which: (i) include the Buyer Designated Logo in all places that the Seller's logo appears in the current version of Imaging for Windows, (ii) replaces the Seller's corporate name and copyright notices with the Buyer's corporate name and copyright notices in all text in which they appear (but not in file names; except as provided in (iii) hereafter), (iii) replaces the ".exe" file name of Seller with a ".exe" file name (of an appropriate length and characters) provided by Buyer; and (iv) such versions shall include a version with the existing features and functions already incorporated in Windows 95, a completed version of the beta software delivered by Seller to Microsoft in December 1996, and a version implementing the "quick fax viewer" as requested by Microsoft. "Buyer Designated Logo" means a logo of Buyer which Buyer provides to Seller in an industry standard electronic format, and which is comparable in size to Seller's logo included in the current versions of Imaging for Windows.


                                   ARTICLE VI

                                 OTHER COVENANTS

         6.1 Competition Laws Filings. Buyer and Seller shall file, or cause to be filed, with the U.S. Federal Trade Commission ("FTC") and the Antitrust Division of the U.S. Department of Justice ("Antitrust Division") pursuant to the Hart-Scott-Rodino Act ("HSR Act") the Notification and Report required by the HSR Act within five business days after the date of this Agreement, including all requisite documents, materials and information therefor, required by the HSR Act. Buyer and Seller shall furnish to each other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filing or submission as is necessary under the HSR Act, and shall keep each other apprised of the status of any inquiries or requests for additional information made by any governmental authority, and shall promptly respond to any such inquiry or request. Buyer and Seller shall, and shall cause their respective Subsidiaries to, take all commercially reasonable actions required of them to obtain any necessary consents, waivers, approvals or authorizations relating to the Transactions under any other Laws relating to the restriction, regulation, or prohibition of actions having the purpose or effect of restraining or monopolizing trade (together with the HSR Act, the "Competition Laws").

         6.2 Good Faith Cooperation. Sellers and Buyer will use all reasonable commercial efforts to (a) fulfill the conditions precedent to the Closing and post-Closing obligations, including obtaining consents and effecting Staged Closings over which they, respectively, have control, including but not limited to securing as promptly as possible all consents, approvals, waivers and authorizations contemplated by this Agreement, and (b) cooperate with the other (including as to the form of consents, responding to inquiries from third parties and providing support as reasonably requested) in the other's satisfaction of its obligations pursuant to clause (a). After the Closing the Buyer shall not make any payments to a third party in connection with obtaining a consent to the assignment of an Assigned Contract without Seller's approval, which shall not be unreasonably withheld.

         6.3 Laws Affecting Transfer of Real Estate, Employees and Permits. Sellers shall, and shall cause the Selling Subsidiaries to, and, if required, Buyer shall and shall cause the Buyer Purchasers to, make any necessary filings with the appropriate Governmental Entities required to transfer the real estate interests and Permits under the Laws of the jurisdictions where the Business is conducted and shall provide such notices and other information to Employees as may be required under the Laws in the jurisdictions where the Employees are employed, including the WARN Act, labor agreements, Laws with respect to "works councils" and similar requirements.

         6.4 Public Announcements. On or before the Closing Date, Buyer and Seller shall not (nor shall they permit any of their respective Affiliates to), without prior consultation with the other party and such other party's review of and consent to any public announcement concerning the Transactions, issue any press release or make any public announcement with respect to the Transactions except such disclosures as may be required by Law. During such period Seller and Buyer shall, to the extent practicable, allow the other party reasonable time to review and comment on such release or announcement in advance of its issuance and use reasonable efforts in good faith to reflect the reasonable and good faith comments of such other party, provided, however, no party shall be prevented from making any disclosure required by Law at the time so required. The parties intend that the initial announcement of the terms of the Transactions shall be made by joint press release of Buyer and Seller. Buyer and Seller will use reasonable commercial efforts to jointly discuss the Transactions with the press, analysts, customers, resellers and others. Buyer will assist Seller in communicating the benefits of the Transactions to customers and assist Seller in maintaining its relationships with existing and prospective customers of the Business.

         6.5  Taxes.

              6.5.1 Sellers shall cause the Business and each of the Acquired Subsidiaries to be included in the consolidated federal Income Tax Returns of Sellers for all periods for which they are required to be so included, and in any other required state, local and foreign consolidated, affiliated, combined, unitary or other similar group Income Tax Returns that include the Business, for all periods prior to the Closing Date for which any of the Subsidiaries is required to be so included. Sellers shall prepare information (including schedules, worksheets and other data) necessary, in Sellers' judgment, to include the Business or the Acquired Subsidiaries in the Income Tax Returns for such period. Sellers shall timely prepare and file, or cause to be prepared and filed, all Income Tax Returns of or including the Business and the Acquired Subsidiaries for all taxable periods ending on or before the Closing Date and pay, or cause to be paid, when due all Income Taxes relating to such Tax Returns to the extent that such Taxes have not been provided for on the SBU Financial Statements or the Closing Pro Forma Balance Sheet.

              6.5.2 (a) Seller shall have the right and obligation to represent the interests of the Business or the Acquired Subsidiaries in any Tax audit or administrative or court proceeding relating to Tax Returns for any periods or portions thereof prior to the Closing Date, provided, however Seller shall not agree to a settlement or compromise of any such audit or proceeding without the prior written consent of Buyer, which shall not be unreasonably withheld.

              (b) Following the Closing, in the event of an audit of any Acquired Subsidiary as referred to in Subsection 6.5.3, Buyer shall execute, or cause the appropriate Affiliate to execute, a federal tax Form 2848 or comparable Power of Attorney authorizing Seller or Seller's designated representative to represent such Acquired Subsidiary with respect to income taxes for which Sellers are liable pursuant to this Section 6.5.

              6.5.3 Buyer shall promptly notify Seller in writing upon receipt by Buyer or any Affiliate of Buyer of notice of any pending or threatened Tax audits or assessments of the Business or the Acquired Subsidiaries so long as any period or portion thereof prior to the Closing Date remains open to the knowledge of Buyer. Seller shall promptly notify Buyer in writing upon receipt by Seller or any Affiliate of Seller of notice of any pending or threatened Tax audits or assessments relating, in whole or in part, to the income, properties or operations of the Business or the Acquired Subsidiaries.

              6.5.4 After the Closing Date, Buyer and Seller shall provide each other with such cooperation and information relating to the Business or the Acquired Subsidiaries as either party reasonably may request in filing any Tax Return (or amended Tax Return) or refund claim, determining any Tax liability or a right to a refund, conducting or defending any audit or other proceeding in respect of Taxes or effectuating the terms of this Agreement. The parties shall retain, all Tax Returns, schedules, work papers and other material documents relating thereto, until the seventh anniversary of the Closing Date or, if later, the expiration of any relevant statute of limitations (and, to the extent notified by any party, any extensions thereof) and, unless such Tax Returns and other documents are offered and delivered to Sellers or Buyer, as applicable, until the final determination of any Tax in respect of such years. Any information obtained under this
         Section 6.5 shall be kept confidential, except as may be otherwise necessary in connection with filing any Tax Return (or amended Tax Return) or refund claim, determining any Tax liability or a right to a refund, conducting or defending any audit or other proceeding in respect of Taxes or otherwise effectuating the terms of this Agreement. Notwithstanding the foregoing, neither Seller nor Buyer, nor any of their Affiliates, shall be required unreasonably to prepare any document, or determine any information not then in its possession, in response to a request under this Subsection 6.5.4; provided, however, no request shall be deemed unreasonable if made in response to the request of a taxing authority for information on documents not in the possession of the party receiving the request nor otherwise reasonably available to it. Nothing in this Subsection 6.5.4 shall limit (or be construed as limiting) the obligation of Seller to indemnify Buyer Indemnified Parties pursuant to Section 9.3.

         6.6 Confidentiality. Seller and Buyer acknowledge and confirm their obligations under the letter agreement ("Letter Agreement"), dated July 17, 1996 as amended on September 27, 1996, and agree that except as expressly set forth herein, such Letter Agreement continues in full force and effect. In addition to the limitations set forth in the Letter Agreement, following the Closing Date, Sellers shall, and shall use commercially reasonable efforts to cause their personnel and agents to, hold in strict confidence, not disclose to any Person without the prior written consent of Buyer, and not use in any manner whatsoever, any confidential business or technical information remaining in their possession concerning the Business or the Purchased Assets other than as contemplated in the Collateral Agreements. Such confidential information specifically includes all source code, system and user documentation, and other Documentation and Design Documentation pertaining to the Technology, including any proposed design and specifications for future products and products in development, marketing plans, and all other technical and business information concerning the Business. Promptly following the Closing Date, Sellers shall deliver to Buyer Purchasers all materials remaining in their possession containing any such confidential information, including all copies, extracts, adaptations, and transcriptions thereof.

         6.7 Notification of Certain Matters. Prior to the Closing, Sellers shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller, of any event, occurrence or circumstance which causes, or Seller or Buyer, respectively, believes causes, (a) any representation of itself or the other, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at the date of this Agreement or at the Closing, or (b) itself or the other, as the case may be, to fail to comply with or satisfy any covenant, condition or agreement to be satisfied or complied with by it other than the covenant contained herein; provided, however, the delivery of any notice under this Section 6.7 shall not constitute an admission of any breach of, or failure to conform with, or a waiver by, the giver or recipient of any representation, warranty, covenant, obligation or right, or otherwise limit its remedies.

         6.8 Transfer Taxes. All excise, sales, use, transfer, stamp, documentary, filing, recording and other similar taxes or fees which may be imposed or assessed as the result of the Transactions ("Transfer Taxes"), together with any interest or penalties with respect thereto shall be shared equally by Seller and Buyer. All Tax Returns required to be filed in connection with any Transfer Taxes shall be prepared and filed when due by the party responsible under applicable Law or custom to file such Returns. The filing party shall promptly provide the other applicable parties with copies of such Returns. All Transfer Tax Returns shall be prepared on a basis consistent with the Purchase Price Allocation Schedule. Within 45 days after the Closing Date (or the closing in the applicable Deferred Country in the event of a staged closing as provided in Section 8.3), Seller and Buyer shall provide notice to each other of the Transfer Taxes paid by each and the party who has paid less than one-half such Transfer Taxes shall promptly reimburse the other so that each party bears one-half the expense of the Transfer Taxes.

         6.9 Section 338(h)(10) Election. Seller will cooperate with Buyers in making an election pursuant to Code Section 338(h)(10) and elections, if available, under comparable state statutes with respect to the purchase of the stock of the Acquired Subsidiaries in Seller's consolidated U.S. federal income tax return for the taxable period which includes the Closing Date.

         6.10 Transferred Employees.

              6.10.1 The applicable Buyer Purchaser shall offer employment to all Applicable Employees effective as of the Closing Date or upon the return of any such Applicable Employee to active employment, which offer shall contain a release by such Employees in substantially the form contained on Annex 6.10.1, or, if required by applicable Law, shall accept the transfer of employment of such Applicable Employees and the Acquired Subsidiaries shall continue to employ such Applicable Employees. "Applicable Employees" means all of the following:

                   (a) All persons who are active Employees on the Closing Date. Employees on temporary leave for purposes of jury or annual two-week national service/military duty shall be deemed to be active Employees;

                   (b) Employees who on the Closing Date are on nonmedical leave of absence; provided, however, that no such employee shall be guaranteed reinstatement to active service if his return to employment is contrary to the terms of his leave, unless otherwise required by applicable Law (for purposes of the foregoing, nonmedical leave of absence shall include maternity or paternity leave, leave under the Family and Medical Leave Act of 1993, educational leave, military leave with veteran's reemployment rights under federal law, or personal leave, unless any of such is determined to be a medical leave);

                   (c) (i) U.S. Employees other than Employees of Sigma who on the Closing Date are on disability or medical leave and for whom it has been 180 calendar days or less since their last day of active employment; provided, however, that no such Employee shall be guaranteed reinstatement to active service if he is incapable of working in accordance with the policies, practices and procedures of the such Employee's employer immediately prior to Closing; and

                        (ii) All Non-U.S. Employees unless otherwise prohibited
              by country and local Laws; and

                   (d) Persons to whom any of Sellers, with respect to the Business, or the Acquired Subsidiaries have made written offers of employment consistent with Subsection 5.1.2 and who are listed on
              Schedule 6.10.1(d).

         Those Applicable Employees who accept such offers of employment effective as of the Closing Date (or such later date as to which closing occurs outside the U.S. as provided in Section 8.3), or whose employment is transferred by operation of Law and in the case of any Acquired Subsidiary, all Employees, shall be referred to herein as the "Transferred Employees"; it being understood that each Employee, other than an Employee of an Acquired Subsidiary, on short-term disability (described in Subsection 6.10.1(c)(i) above) who has accepted an offer of employment, shall participate in the applicable short-term disability plan of Seller or of an Acquired Subsidiary until such Employee returns from leave, and shall become a Transferred Employee only upon the termination of his or her leave. Buyer shall reimburse Seller for amounts paid under Sellers' short term disability plan to any such Employees who become Transferred Employees after the end of their short term disability for up to 180 days' short term disability payments made by Sellers during the period from the Closing Date to the date such Employee becomes a Transferred Employee.

              6.10.2 Sellers shall notify and consult with the works councils or similar employee representatives as required by applicable Law with respect to the transfers contemplated by this Agreement. Sellers and Buyer Purchasers will cooperate with each other to determine the amounts of any and all retention, termination, change in control or other similar compensation or benefit payments which are or may become payable to any Employee in connection with the consummation of the Transaction which shall, to the extent so determined, be shared equally by Buyer and Seller.

              6.10.3 Seller shall allow Buyers to contact and make employment arrangements with the Employees conditioned upon consummation of the Transactions for the period following the Closing, and Seller expressly waives and releases any potential claims against Buyers and such Employees for their actions in making such arrangements other than actions which constitute violations of Law.

         6.11 Access to Certain Customers. Prior to the Closing or earlier termination of this Agreement, Sellers shall use reasonable commercial efforts to furnish Buyer's representatives with the opportunity to consult, together with Seller's representatives, with the customers of the Business mutually identified by Buyer and the Seller to assess the performance of the Business with respect to its obligations to such customers and the future obligations or opportunities with respect to such customer relationship.

         6.12 Office Space Arrangements.

              6.12.1 At Closing, Seller or the applicable Seller Subsidiary ("Sublandlord", and collectively, the "Sublandlords") and Buyer or the applicable Buyer Purchaser ("Subtenant", and collectively, the "Subtenants") shall enter into the following subleases (the "Subleases"): (a) a sublease, in the form referred to on Annex 1.1 as the "Technology Park Sublease", pursuant to which Sublandlord will sublease to Subtenant certain space in the office building located at 600 Technology Park Drive, Billerica, Massachusetts; (b) a sublease, in form reasonably acceptable to both Seller and Buyer and containing the terms summarized in Annex 6.12.1(b), pursuant to which Sublandlord will sublease to Subtenant certain space in the office building located at 7900 Westpark Avenue, McLean, Virginia; and (c) a sublease, in form reasonably acceptable to both Seller and Buyer and containing the terms summarized in Annex 6.12.1(c), pursuant to which Sublandlord will sublease to Subtenant certain space in the office building located at 10 Place de la Coupole, Charenton, France. Sublandlord shall use reasonable efforts to obtain, prior to Closing, and shall deliver to Subtenant of Closing or at such later time that any such consent shall be obtained, if at all, all consents required to validly consummate the Subleases. Sublandlord shall be responsible for and shall promptly pay any and all costs associated with obtaining and delivering such consents, and Subtenant shall reasonably cooperate with Sublandlord in obtaining such consents, provided that Subtenant shall not be required to make any payment associated with obtaining such consent. The obtaining of such consents with respect to any particular Sublease shall not be a condition to Closing, but from and after the date of Closing, as provided in Article IX, Seller shall indemnify, defend and hold the Buyer Indemnified Parties harmless from and defend the Buyer Indemnified Parties, on an after-tax basis, from and against any and all Loss and Litigation Expense, which they or any of them may suffer or incur as a result of or arising from Seller's failure to seek or obtain the consent of the landlord, sublandlord or other party whose consent is required in connection with the making of the Sublease.

              6.12.2 At Closing, Seller or the applicable Seller Subsidiary ("Assignor", and collectively, the "Assignors") shall assign to Buyer or the applicable Buyer Purchaser ("Assignee", and collectively, the "Assignees") all of its right, title and interest in, to and under the Real Estate Leases listed on Annex 2.1.6, except for those Real Estate Leases so listed in which (as indicated on such Annex 2.1.6), the tenant is an Acquired Subsidiary (the "Acquired Subsidiary Leases"), and the applicable Assignee shall assume all obligations of the applicable Assignor under each Real Estate Lease to be assigned hereunder arising after Closing, pursuant to certain Lease Assignment and Assumption Agreements substantially in the form attached to Annex
         1.1 as the "Lease Assignments". Seller shall use reasonable efforts to obtain, prior to Closing, and shall deliver to Buyer at Closing or at such later time that any such consent shall be obtained, if at all, all consents required under Acquired Subsidiary Leases as a result of the transfer of the ownership interests in such Acquired Subsidiaries contemplated under this Agreement. Seller shall be responsible for and shall promptly pay any and all costs associated with obtaining and delivering such consents, and Buyer shall reasonably cooperate with Seller in obtaining such consents, provided that neither Buyer nor any Buyer Purchaser shall be required to make any payment associated with obtaining such consent nor grant any guarantee of any obligation as a condition to obtaining such consent. The obtaining of such consents with respect to any particular Lease Assignment or deemed transfer of an Acquired Subsidiary Lease (a "Lease Transfer") shall not be a condition to Closing, but from and after the date of Closing, as provided in Article IX, Seller shall indemnify, defend and hold the Buyer Indemnified Parties harmless from and defend the Buyer Indemnified Parties, on an after-tax basis, from and against any and all Loss and Litigation Expense, which they or any of them may suffer or incur as a result of or arising from Seller's failure to seek or obtain the consent of the landlord, sublandlord or other party whose consent is required in connection with the making of the Lease Transfer.

              6.12.3 At Closing, Seller and Buyer shall enter into a Master Space Sharing Agreement, substantially in the form attached to Annex
         1.1 (the "Master Space Sharing Agreement"), relating to the spaces listed on Annex 6.12 (the "Shared Spaces"), pursuant to which, among other things, Seller shall grant to Buyer the right to use and occupy certain areas in the Shared Spaces in exchange for the payment of certain amounts and Buyer's assuming certain obligations with respect to such areas. Any consents to the Master Space Sharing Agreement which may be required to be obtained under any of the Real Estate Leases shall not be a condition to Closing, and neither Seller nor Buyer shall seek to obtain such consents.

              6.12.4 With respect to the Acquired Subsidiary Lease of premises located in Solna, Sweden (the "Sweden Lease"), Seller covenants and agrees that the rent payable by the applicable Acquired Subsidiary under the Sweden Lease shall not exceed the fair market rental value therefor, determined in the manner described in Annex 6.12.4 (the "Fair Market Rental"), of the premises leased under the Sweden Lease (the "Sweden Premises"). If the Fair Market Rental is less than the rent payable under the Sweden Lease, Seller shall, at Seller's option, no less than thirty (30) days after the final determination of the Fair Market Rental, either (a) enter into an agreement with the landlord under the Sweden Lease pursuant to which, at no cost to Buyer or the applicable Acquired Subsidiary, the Sweden Lease shall be modified to provide that the rent payable thereunder from and after the date of Closing shall equal the Fair Market Rental, or (b) pay to the Acquired Subsidiary on a monthly basis (retroactive to the date of Closing, if Fair Market Value is determined after the date of Closing) an amount equal to the amount by which each monthly installment of rent payable under the Sweden Lease exceeds the monthly Fair Market Rental for the Sweden Premises.

         6.13 Reorganization in France. Buyer and Seller shall, and shall cause their respective Affiliates to, cooperate in the reorganization of the Business in France so that such Business will be transferred to a yet to be organized wholly owned subsidiary of Wang France, S.A. prior to the closing of Transactions in France as set forth on Annex 2.7.

         6.14 Certain Transition Agreements. Buyer and Seller have entered into a letter agreement dated the date of this Agreement with respect to (a) certain transition services to be provided by Sellers after Closing to Buyer Purchasers and the Acquired Subsidiaries referred to on Annex 1.1 as the Services Agreement, and (b) the duplication and distribution of software at Sellers' facilities in Tewksbury, Massachusetts and Limerick, Ireland referred to on Annex 1.1 as the SDC Services Agreement. Prior to the Closing Date, Seller and Buyer shall negotiate definitive forms of the Services Agreement, and the SDC Agreement containing the substantive provisions outlined with respect thereto in the letter agreement with such other terms and conditions as may be agreed to by the parties, provided, however, that in the event such agreements cannot, using commercially reasonable efforts by Buyer and Seller, be executed on or before the Closing Date, the parties shall continue to operate under the letter agreements and to cooperate in good faith to reach definitive agreements as soon as possible.

         6.15 Retention Payments. Seller shall from time to time after the Closing Date reimburse Buyer for one-half of the payments made to Employees pursuant to the retention plan which Buyer has heretofore provided to Seller up to a maximum reimbursement of $5,000,000.

         6.16 Employee Benefits.

              6.16.1 Buyer Purchasers will provide each Transferred Employee with benefits that, in the aggregate, are comparable to those in effect on the Closing Date; provided, however, that none of Buyer or Buyer Purchasers will have any obligation to establish any defined benefit pension plan or post-retirement benefit plan, or to accept any transfer of assets from any retirement plan of Sellers or an Acquired Subsidiary (except to the extent a Non-U.S. Benefit Plan is required to be assumed under Law). With respect to U.S. Transferred Employees, Buyer will cause any Internal Revenue Code section 401(k) plan established for such Employees to accept roll-ins of distributions received from any similar plan of Seller or an Acquired Subsidiary that is in existence on the Closing Date.

              6.16.2 Seller shall retain responsibility for providing group health coverage required by Section 4980B of the Code ("Continuation Coverage") to those Employees who do not accept employment with Buyer Purchasers and who elected to purchase such Continuation Coverage prior to the Closing Date (other than

         Employees of Sigma, who shall continue to be the responsibility of Sigma). Buyer shall provide Continuation Coverage to such Transferred Employees in the U.S. or their dependents only (other than Employees of Sigma) with respect to "qualifying events" as defined in Code Section 4980B(f)(3) which occur on and after the Closing Date, to the extent required by Law.

              6.16.3 Reserved.

              6.16.4 Pension liabilities and pension assets of the defined benefit plan in the Netherlands shall be transferred in bulk to the applicable Buyer Purchaser on the following basis:

                   (a) the value of the pension assets to be transferred will in total amount to no less than the value of 50% of the sum of the accrued and projected benefit obligations accepted by the applicable Buyer Purchaser in respect of the transferred pension liabilities, as determined by FAS 87 valuation methodology,

                   (b) the underlying assumptions to be used in the calculation of the accrued and projected benefit obligations will be:

                        (i) salary growth at a rate equal to current annual local inflation;

                        (ii) discount rate and investment return equal to triple A-rated (or comparable) long term local bond yields;

                        (iii) turnover rate used by Seller's actuary for the
                              most recent valuation of liabilities; and

                        (iv) mortality at the same levels as latest valuation of such Plan.

                   (c) Buyer and Seller shall mutually agree upon the kind of assets to be transferred, which agreement shall not be unreasonably withheld by the other party.

                   (d) Payment of transfer values shall be made within one month after the Closing Date and, if not so made, will be increased by interest at a rate equal to that in
                        Section 6.16.4(b)(ii) per
                        annum for the period between the Closing Date and the payment.

              6.16.5 Seller's shall cause the benefits of all Transferred Employees under non-U.S. defined contribution plans to be fully vested as of the Closing Date.

         6.17 Cooperation Regarding Audits, Litigation and Former Employees.

              6.17.1 Upon reasonable prior written request given by Buyer to Seller, Seller shall and shall cause its Affiliates to make available to Buyer and its representatives the facilities, books and records of Sellers, including the work papers of employees and accountants of Sellers, as are reasonably necessary for Buyer's accountants to audit the Business for the five-year period ending December 31, 1996, provided that such Persons do not unreasonably interfere with Sellers business and subject to appropriate confidentiality agreements with respect to any information not related to the Business.

              6.17.2 Upon reasonable prior written notice given by Buyer to Seller or Seller to Buyer, as the case may be, each party shall provide the other with access to such information and employees as either party may reasonably request in connection with any actions, suits or proceedings relating to the Business or the Retained Claims, provided, however, that the requesting party shall reimburse the party providing the access for its out-of-pocket costs of providing the information and direct salary costs for employees so requested.

              6.17.3 After the Closing Date, none of Buyers, Buyer Purchasers or their Affiliates or the Acquired Subsidiaries shall waive any release or covenant of confidentiality or non-disparagement in any Employment Agreement that benefits Seller or its Affiliates without the prior written consent of Seller and, at Seller's request and expense, assist Seller the enforcement of such. After the Closing Date, none of Sellers or their Affiliates shall waive any release, covenant of confidentiality or non-disparagement, assignment of intellectual property rights or other rights in any Employment Agreement that benefits the Business with the written consent of Buyer, and at Buyer's request and expense, will assist Buyer in the enforcement of such rights.

         6.18 Insurance Claims. After the Closing Date, Seller and Buyers shall cooperate with Seller's insurers in processing all claims arising with respect to acts, omissions, or occurrences prior to the Closing Date and shall cooperate with Buyers' insurers in processing all claims with respect to acts, omissions, or occurrences after the Closing Date.

         6.19 Additional Assurances. After the Closing Date, Seller shall and shall cause its Affiliates to take such additional actions and execute any such additional documents and instruments as may be reasonably necessary to fully vest the Sellers' and Acquired Subsidiaries' ownership, rights and privileges in the Purchased Assets in Buyers, provided, however, that in the event such actions requested by Buyer were not reasonably necessary to effectuate the Transactions, Buyer shall pay all of Seller's reasonable out-of-pocket costs incurred in connection therewith. Notwithstanding anything to the contrary contained in this Agreement, to the extent that the sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery to Purchaser of any Purchased Asset is prohibited by any applicable Law or would require any Governmental Entity or other third party authorizations, approvals, consents or waivers and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing and Buyer shall have waived the applicable condition to Closing with respect to such item(s), this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or any attempted sale, assignment, transfer, conveyance or delivery, thereof. Following the Closing, the parties shall use reasonable efforts and shall cooperate with each other, to obtain promptly such authorizations, approvals, consents or waivers. Pending such authorization, approval, consent or waiver, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the benefits and liabilities of use of such Purchased Asset. Once such authorization, approval, consent or waiver for the sale, assignment, transfer, conveyance or delivery of a Purchased Asset not sold, assigned, transferred, conveyed or delivered at the Closing is obtained, Seller shall and shall cause its Affiliates to promptly assign, transfer, convey and deliver, or cause to be assigned, transferred, conveyed and delivered, such Purchased Asset to Buyer for no additional consideration. To the extent that any such Purchased Asset cannot be transferred or the full benefits and liabilities of use of any such Purchased Asset cannot be provided to Buyer following the Closing pursuant to this Section 6.19, then Buyer and Sellers shall enter into such arrangements (including subleasing or subcontracting if permitted) designed to provide to Buyers the economic and operational equivalent of obtaining such authorization, approval, consent or waiver and the performance by Buyer of the obligations thereunder to the extent permitted by Law.

         6.20 Use of Corporate Names. Except as set forth in this section, Buyers shall not have any rights to use the Corporate Names. Effective as of the Closing Date, Seller grants Buyer Purchasers and the Acquired Subsidiaries a fully-paid, royalty-free, nonexclusive, worldwide license to use the Corporate Names in connection with the conduct of the Business after Closing by the Buyer Purchasers as follows:

         (a) For a period of nine months after the Closing, Buyer Purchasers and the Acquired Subsidiaries may continue to use the Corporate Names in on- screen displays of versions of Product in existence as of Closing, whether

              Product is produced before or after Closing, provided, however, that if the display is controlled by another Person not affiliated with Buyers, Buyer Purchasers and the Acquired Subsidiaries may continue to use the Corporate Names in such displays until they can be removed using commercially reasonable efforts.

         (b) For a period of nine months after the Closing Date or the next commercial release of the applicable Product, whichever is earlier, Buyer Purchasers and the Acquired Subsidiaries may continue to use the Corporate Names on labels, packaging materials and promotional materials in existence as of the Closing Date. In addition, for a period of three months after Closing, Buyer Purchasers and the Acquired Subsidiaries may reprint such materials marked with the Corporate Names, if inventory existing as of Closing is insufficient to meet the needs of Buyer Purchasers and the Acquired Subsidiaries. Buyer Purchasers and the Acquired Subsidiaries may apply labels and packaging materials bearing the Corporate Names only to versions of Product in existence as of the Closing, whether Product was produced before or after the Closing. Where practicable, Buyer Purchasers and the Acquired Subsidiaries will oversticker the materials with the appropriate new corporate name and address or accompany shipments with a notice reflecting such new name and address.

         (c) For a period of six months after the Closing, Buyer Purchasers and the Acquired Subsidiaries may continue to use the Corporate Names on signage, and on invoices and preprinted business forms in existence as of the Closing, provided that (i) if any business forms require a signature, each Buyer Purchaser shall sign such forms in its own name, and (ii) where practicable, Buyer Purchasers will oversticker invoices and forms with the appropriate new corporate name and address.

         (d) All products and services of Buyers or the Acquired Subsidiaries which bear a Corporate Name of Seller pursuant to this Section
              6.20 shall comply with the quality standards of Seller and be of a quality at least equal to the quality of such products or services as distributed or provided by Sellers or the Acquired Subsidiaries immediately prior to the Closing Date.

         6.21 Subsidiary Names. No later than 90 days after the Closing, Buyer shall cause the name of any Acquired Subsidiary that includes the Corporate Name in its name, to exclude the Corporate Name. In the interim, Sellers grant to the Acquired Subsidiaries a license to use the Corporate Names in the same manner and on the same materials used by them before Closing, except that where practicable, each Acquired Subsidiary will oversticker material bearing a Corporate Name to indicate the new name of each Acquired Subsidiary or indicating that the Acquired Subsidiary is now owned by the Buyer Purchaser.

         6.22 Use of the OPEN/image and PACE Trademarks. Seller shall retain ownership of the OPEN/image and PACE trademarks, including all rights and liabilities related thereto. Seller grants to Buyer Purchasers and the Acquired Subsidiaries a license for the period extending until six months after Closing, pursuant to which they may continue to use the OPEN/image and PACE trademarks on Products known by those trade names as of Closing, and on related materials bearing that mark, whether produced before or after Closing. In the event Buyer Purchasers are required, in connection with the settlement or other resolution of pending litigation by Seller or otherwise (including any action or proceeding against Buyers) to discontinue their use of the OPEN/image trade mark prior to the expiration of the six-month period, Seller shall reimburse Buyer Purchasers for any additional expenses they reasonably incur solely as a result of accelerating the change of product name or in defending action or proceeding seeking to prevent a Buyer Purchaser from using the OPEN/image trademark prior to the expiration of such six-month period.

         6.23 W/I Payments. In the event that Buyer or any Buyer Purchaser is required to make any W/I Payment, Seller shall reimburse Buyer or such Buyer Purchaser for that portion of the W/I Payment determined by multiplying the W/I Payment by a fraction, the numerator of which is (x) the W/I Revenue from July 1, 1996 to and including the Closing Date, and the denominator of which is (y) the W/I Revenue from July 1, 1996 to and including June 30, 1997.

         6.24 Removal of Sigma "Triangle." Buyer and the Buyer Purchasers shall not produce any new documentation, or marketing, collateral and/or sales materials after the Closing Date that include references to the Sigma Triangle mark, and shall use all commercially reasonable efforts to delete all references to the Sigma Triangle mark known to Buyer in all existing documentation and all marketing, collateral and/or sales materials within 90 days after the Closing Date.

         6.25 Post-Closing Conduct of Business. Following the Closing, Buyers shall not, without the prior written consent of Seller, fail to continue the conduct of the Business as a result of any threatened or pending litigation or claims for which Seller shall have indemnification obligations under clause (f) of Section 9.2.


                                   ARTICLE VII

                         CONDITIONS PRECEDENT TO CLOSING


         7.1 Conditions to Obligation of Buyer to Close. Subject to Section 8.3, the obligation of Buyer to consummate the Transactions on the Closing Date shall be subject to the satisfaction or the waiver (subject to the provisions of Section 7.1.4) by Buyer of the following conditions on or prior to the Closing
Date:

              7.1.1 Representations and Warranties; Compliance with Agreement. The representations and warranties of Seller and Federal set forth in this Agreement shall be true and correct in all material respects (except to the extent that any representation is qualified by its terms with reference to materiality, in which case such representation shall be true and correct as written) as of the date of this Agreement and, except for any changes contemplated by this Agreement or representations that expressly speak as of a certain date, as of the Closing Date as though made on and as of the Closing Date; Sellers shall have performed all covenants and agreements to be performed by them under this Agreement in all material respects (except to the extent that any covenants are qualified by its terms with reference to materiality, in which case such covenant shall have been performed as written) on or prior to the Closing Date; and Seller shall have delivered to Buyer a certificate of Seller's chief executive officer or chief financial officer to such effect, dated the Closing Date, in form and substance reasonably satisfactory to Buyer and its counsel;

              7.1.2 HSR Waiting Period and other Government Approvals. All applicable waiting periods with respect to the applicable Competition Laws shall have expired or been terminated and all consents or approvals of the Transactions by other Governmental Entities shall have been granted other than those which would not have a Material Adverse Effect or constitute a violation of Law if not granted as of the Closing Date and Closing were to proceed;

              7.1.3 Litigation Affecting Closing. No action, suit or proceeding shall have been instituted by any Governmental Entity, before a court or Governmental Entity, to restrain or prevent the consummation of the Transactions or the performance by any of the parties hereto of their respective obligations under or with respect to this Agreement and no statute shall have been enacted and there shall be no injunction, restraining order or decree or any nature of any court or governmental agency or body in effect which restrains or prohibits the consummation of the Transactions;

              7.1.4 Required Consents. The consents set forth on Annex 7.1.4(a) shall have been obtained on terms that do not modify any agreement included in the

         Purchased Assets in a manner that would impose a material obligation on the Buyer after the Closing Date other than those set forth in such agreements on the date of this Agreement unless approved by the Designated Representative. Buyer may not waive the failure to obtain any consent in Annex 7.1.4(a) unless such waiver is in connection with a Closing not more than ten days prior to the Viewer Submission Deadline;

              7.1.5 No Material Adverse Effect. Between the date of this Agreement and the Closing Date, there shall not have been any occurrence or event known to Seller which, individually or in the aggregate, has resulted in or which Seller reasonably expects will result in any Material Adverse Effect on the Business or the Purchased Assets (taken as a whole), except for (a) changes or events expressly permitted by this Agreement; (b) reductions of workforce or inability to hire new employees which do not cause Seller to fail to meet the conditions of Subsection 7.1.7 or the failure of the development of Products in Development to meet the schedule set forth in Annex 7.1.5;
         (c) changes or events resulting from general economic conditions; (d) conditions that effect as a whole the industry of which the Business is a part and about which information is publicly and generally available; or (e) statements made by Buyer that result in customers or potential customers of the Business delaying software purchase decisions; and Seller shall have delivered to Buyer a certificate of its chief financial officer to such effect, dated the Closing Date;

              7.1.6 Viewer Submission Deadline. The Viewer Submission Deadline as defined on Annex 7.1.6 shall have occurred and prior thereto any of the conditions set forth in Sections 7.1.2, 7.1.3 or 7.1.4 shall not have been satisfied; provided, that this condition shall be deemed to have been satisfied in full and of no further force or effect if Buyer shall not have elected to terminate this Agreement pursuant to Section
         10.1.4 on or before the fifth day following the Viewer Submission Deadline;

              7.1.7 Employment Arrangements. Those Persons designated as Category 1 Employees on the date of this Agreement as agreed to by Buyer and Seller shall have Accepted Employment, at least seventy-five percent (75%) of the Persons designated as Category 2 Employees on the date of this Agreement shall have Accepted Employment, and at least seventy-five percent (75%) of the positions designated as Category 3 Positions shall be staffed;

              7.1.8 Transfer of Benefit Plans. To the extent permitted by Law, Seller shall cause the Acquired Subsidiaries other than Sigma to transfer, and Seller shall accept, sponsorship of all ERISA Benefit Plans of such Acquired Subsidiaries other than the health, welfare and 401(k) Benefit Plans of Sigma;

              7.1.9 [Intentionally Omitted];

              7.1.10 Collateral Documents. Seller and its Affiliates shall have executed and delivered the Collateral Documents to which they are parties except as otherwise provided in Section 6.14;

              7.1.11 Resignation of Officers and Directors. All officers and directors of the Acquired Subsidiaries shall have resigned;

              7.1.12 Opinion of Counsel for Sellers. General Counsel for Seller and Federal and the U.S. Acquired Subsidiaries shall have delivered to Buyer his opinion, dated the Closing Date, in the form of Exhibit B, and special counsel to the non-U.S. Acquired Subsidiaries shall have delivered to Buyer opinions to the effect set forth in Exhibit C;

              7.1.13 Satisfaction of Conditions on Annex 4.4. Subject to Section 8.3, all conditions to Closing set forth on Annex 4.4 shall have been satisfied; and

              7.1.14 Other Documents. Sellers shall have delivered to Buyer such other documents and instruments as Buyer or its counsel may reasonably request in good faith to effect the transfer of the Purchased Assets pursuant to this Agreement.

         7.2 Conditions to Obligations of Sellers to Close. The obligation of Sellers to consummate the Transactions on the Closing Date shall be subject to the satisfaction or the waiver by Seller of the following conditions on or prior to the Closing Date:

              7.2.1 Representations and Warranties; Compliance with Agreement. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects (except to the extent that any representation is qualified by its terms with reference to materiality, in which case such representation shall be true and correct as written) as of the date of this Agreement and, except for any changes contemplated by this Agreement or representations that expressly speak as of a certain date, as of the Closing Date as though made on and as of the Closing Date; Buyers shall have performed all covenants and agreements to be performed by them under this Agreement in all material respects (except to the extent that any covenants are qualified by its terms with reference to materiality, in which case such covenant shall have been performed as written) on or prior to the Closing Date; and Buyer shall have delivered to Seller a certificate of a Vice

         President of Buyer to such effect, dated the Closing Date, in form and substance reasonably satisfactory to Sellers and their counsel;

              7.2.2 HSR Waiting Period and other Government Approvals. All applicable waiting periods with respect to the applicable Competition Laws shall have expired or been terminated and all material consents or approvals of the Transactions by other Governmental Entities shall have been granted other than those which would not have a Material Adverse Effect or constitute a violation of Law if not granted as of the Closing Date;

              7.2.3 Litigation Affecting Closing. No action, suit or proceeding shall have been instituted by any Governmental Entity, before a court or Governmental Entity, to restrain or prevent the consummation of the Transactions or the performance by any of the parties hereto of their respective obligations under or with respect to this Agreement and no statute shall have been enacted and there shall be no injunction, restraining order or decree or any nature of any court or governmental agency or body in effect which restrains or prohibits the consummation of the Transactions;

              7.2.4 Collateral Documents. Buyers shall have executed and delivered the other Collateral Documents to which they are parties except as otherwise provided in Section 6.14;

              7.2.5 Opinion of Counsel for Buyer. General Counsel for Buyer shall have delivered to Sellers his opinion, dated the Closing Date, substantially in the form set forth in Exhibit A; and

              7.2.6 Other Documents. Buyer shall have delivered to Sellers such other documents and instruments as Seller or its counsel may reasonably request in good faith connection with the assumption of the Purchased Assets and the Assumed Liabilities.


                                  ARTICLE VIII

                                   THE CLOSING

         8.1 Time and Place. The Closing shall be held at 10:00 a.m. on March 17, 1997 at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, or, if later, within five (5) days after all conditions specified in Article VII have been satisfied, or at such other time and at such other place, as shall be mutually agreed to by Buyer and Seller (the "Closing Date").

         8.2  Conduct of Closing.

              8.2.1 As to Buyer. At the Closing, Buyer shall, in exchange for the Purchased Assets, deliver to Seller, in each case duly executed by Buyer or its Affiliates, as appropriate:

              (a) The Cash Consideration in the amount set forth in Section 2.1;

              (b) The certificate required by Subsection 7.2.1;

              (c) A certificate dated the Closing Date and signed on behalf of Buyer and Buyer Purchasers acquiring the Purchased Assets in the U.S. and the U.K. by their respective Secretary or Assistant Secretary attaching (i) a copy of the resolutions of the Board of Directors of Buyer and such Buyer Purchasers authorizing and approving the Transactions and authorizing the officers of Buyer and such Buyer Purchasers to take any actions and to execute all documents and instruments to be executed, delivered or filed by it pursuant to or in connection with this Agreement, (ii) certificates of good standing for Buyer and the Buyer Purchaser acquiring the Purchased Assets in the U.S., certified by the Secretary of State of the state of incorporation of such Buyer Purchaser as of a date within 15 business days of the Closing Date and any comparable certificates available with respect to the Buyer Purchaser for the U.K., and (iii) specimen signatures of the incumbent officers of Buyer and Buyer Purchasers executing this Agreement and the Collateral Documents;

              (d) The Collateral Documents to which any of Buyer or Buyer Purchasers are party except as otherwise provided in Section 6.14;

              (e) The Assignment and Assumption Agreements;

              (f) The opinion of counsel specified in Subsection 7.2.4; and

              (g) Such other documents and instruments as Seller or its counsel may reasonably request pursuant to Subsection 7.2.6.

              8.2.2 As to Seller. Seller shall deliver or shall cause to be delivered to Buyer, in each case duly executed by Seller or its Affiliates, as appropriate:

              (a) The Bills of Sale, Assignment and Assumption Agreements, IT Property Assignments;

              (b) Stock certificates representing all the outstanding capital stock of the Acquired Subsidiaries, together with stock powers executed in blank and evidence of payment of all applicable Transfer Taxes;

              (c) All copies of the Documentation (including all source code) and Design Documentation in Sellers' possession except as otherwise provided in any Collateral Document, all copies of the Technology (in machine-readable form) that are then in the possession of Sellers (and all copies at the Acquired Subsidiaries shall remain at such locations) except as otherwise provided in any Collateral Document, all records and tangible materials embodying or reflecting any of the Purchased Assets, all original Trademark and Copyright certificates of registration, issued patents, or other similar original and certified documents representing primary evidence of the IP Rights, the minute books and other corporate records and stock or other equity transfer ledgers of the Acquired Subsidiaries acquired by a Buyer Purchaser in the U.S., and such other documents, instruments, assignments and certificates as may be necessary to vest the Purchased Assets and all rights thereto and thereunder in the Buyer Purchasers;

              (d) The certificate required by Subsection 7.1.1;

              (e) The certificate required by Subsection 7.1.5;

              (f) Certificates dated the Closing Date and signed on behalf of each of Seller, Federal and the Acquired Subsidiaries by its Secretary or Assistant Secretary, attaching, as appropriate, (i) a true and correct copy of the organizational documents of Seller, Federal and the Acquired Subsidiaries, (ii) certificates of good standing from the Secretaries of State and Department of Taxation for each of the Acquired Subsidiaries in the U.S. from the jurisdictions of their formation and each jurisdiction in which they are qualified to do business as of a recent date, (iii) a copy of the resolutions of the Board of Directors of each of the Sellers authorizing and approving this Agreement and the Collateral Documents to which they are parties and the consummation of the Transactions and authorizing the officers of such Sellers to take any actions and to execute all documents and instruments to be executed, delivered or filed by it pursuant to or in connection with this Agreement, and (iv) specimen signatures of the incumbent officers of Sellers executing any documents executed and delivered pursuant to or in connection with this Agreement;

              (g) All other Collateral Documents to which any of Sellers are party except as otherwise provided in Section 6.14;

              (h) The opinions of counsel specified in Subsection 7.1.12; and

              (i) Such other documents and instruments as Buyer or its counsel may reasonable request pursuant to Subsection 7.1.14.

         8.3 Staged Closings. Notwithstanding anything to the contrary contained in Articles VII or VIII herein, in the event that any condition to the closing set forth in Section 7.1 has not been satisfied with respect to any country other than the U.S. and the U.K., (a) the Closing shall be effected; provided, however, that (i) Buyer or the applicable Buyer Purchaser shall have the option of deferring closing in any country with respect to which any condition set forth in Subsections 7.1.2, 7.1.3, 7.1.4, 7.1.11, 7.1.12, 7.1.13
or 7.1.14 has not been satisfied as of such time (the "Deferred Countries"), and
(ii) the certificates to be delivered pursuant to Section 7.1 need only be true as to countries in which Closing occurs on the Closing Date; (b) each subsequent closing shall occur as soon as practicable following satisfaction of all conditions with respect to each Deferred Country; and (c) pending closing with respect to any Deferred Country, Sellers shall, with any necessary cooperation from Buyer and the applicable Buyer Purchaser, operate the Business for the account of Buyer under the Services Agreement. In connection therewith, (x) Buyer shall or shall cause its designee to reimburse the applicable Seller on a monthly basis as invoiced (with appropriate documentation) by Sellers for the after-tax cash requirements, if any, for the portion of the Business as operated in such Deferred Countries and the applicable Seller shall deliver to the applicable Buyer Purchaser the after tax cash benefit, if any, derived from the Business as operated in such Deferred Country; and at or within 30 days following closing in any Deferred Country, Sellers shall pay to Buyer, or Buyer shall pay to Seller, as the case may be, and shall deliver appropriate documentation with respect any other contribution made by or received by the respective Sellers by the Business as operated in the Deferred Country so that, as between Sellers and Buyers, the operations shall have been for the account of the applicable Buyer Purchaser on an after-tax basis; (y) the Employees shall continue to be regarded as employees of the applicable Seller and any provisions set forth in Section 6.10 shall be deemed to apply to the Employees only as of the date the closing is effected in the applicable Deferred Country; and (z) the parties shall use their reasonable best efforts, and cooperate with each other, to satisfy promptly the applicable conditions.

         To the extent a Buyer Purchaser must, under applicable Law, pay cash consideration for the Purchased Assets located in a Deferred Country at a subsequent closing, Seller shall remit to Buyer, in immediately available funds, the amount of cash consideration allocated to such Deferred Country in accordance with Section 2.6 and previously paid at the Closing and the Buyer Purchaser shall pay such consideration to the appropriate Sellers at such subsequent closing. In the event that Buyer so requests, Seller shall remit to Buyer or a Buyer Purchaser, in conjunction with any subsequent closing with respect to a Deferred Country, in immediately available funds, the amount of Purchase Price allocated to such Deferred Country in accordance with Section 2.6 and previously paid at the Closing against payment of such amount in the local currency by the Buyer Purchaser in such Deferred Country, the local currency equivalent to such amount (based on the rate published in the Wall Street Journal three (3) business days prior to Closing in such Deferred Country); provided, however, that Buyer shall only make a request if the Laws of the Deferred Country prohibit the payment of funds in Dollars.

         In the event a subsequent closing does not occur in any Deferred Country by the date which is the six-month anniversary of the Closing Date, Buyer or Seller may upon 30 days' prior written notice to the other, elect not to purchase or sell the Transferred Assets and transfer or assume the Assumed Liabilities in any Deferred Country. Buyer and Seller shall share equally any out of pocket costs (including payments to non-employee attorneys, accountants or other advisors, termination or similar payments to employees required by Law or works councils, ongoing lease expenses or termination payments, filing fees or similar costs) to terminate the Business in such Deferred Country.


                                   ARTICLE IX

                          SURVIVAL AND INDEMNIFICATION

         9.1 Survival of Representations, Warranties and Covenants. The representations and warranties of the parties contained in this Agreement shall, notwithstanding any investigation by or notice by or to any party prior to the Closing Date, survive the Closing and the closing in any Deferred Country for the period set forth in this Section 9.1. The representations and warranties of Seller and Federal set forth in Sections 3.1, 3.2, 3.3, 3.4 (as to consent of Governmental Entities), 3.5, 3.14 (as to title only), 3.32 shall have no expiration date; the representations and warranties in Section 3.29 shall survive until 90 days after the statute of limitations has expired for any Taxes due for periods prior to the Closing Date; the representations and warranties in Sections 3.25 and 3.30 shall survive until 60 days after the applicable statute of limitations has expired with respect to any transaction that could subject Buyer, a Buyer Purchaser or any Acquired Subsidiary to any tax or penalty under ERISA or the Code; the representations and warranties in Sections 3.10 , 3.11, 3.12, and 3.13 shall survive for three years and the remaining representations and warranties of Seller and Federal shall survive until the day corresponding to the Closing Date occurring in the 18th month following Closing Date. The representations and warranties of Buyer set forth in Sections 4.1, 4.2 and 4.3 shall have no expiration date; and the remaining representations and warranties of Buyer shall survive until the day corresponding for the Closing Date occurring in the 18th month following Closing Date, provided, however, that representations and warranties with respect to any Deferred Country shall expire on the later of the corresponding date occurring in the 18th month following the Closing Date or the corresponding date in the 12th month following the date of the closing in the Deferred Country. In the event notice of any claim for indemnification under Section 9.5 shall have been given prior to midnight on the last day of the applicable survival period (the "Expiration Date"), the representations and warranties that are the subject of such indemnification claim shall survive until the claim is finally resolved. The covenants and agreements of the parties contained in this Agreement shall survive until fully performed.

         9.2 Indemnification by Seller. To the extent set forth in Section 9.4 and in the manner herein provided, from and after the Closing Date, Seller shall indemnify and hold harmless Buyer and its Affiliates, and their respective employees, directors, agents and representatives (collectively, the "Buyer Indemnified Parties"), on an after-tax basis, from and against any and all Loss and Litigation Expense, which they or any of them may suffer or incur as a result of or arising from any of the following: (a) any misrepresentation or breach of warranty (determined without regard to any materiality qualification contained in any representation or warranty except for those (i) contained in Sections 3.8.1, 3.10.4, 3.10.6 or 3.10.16 or (ii) that are used to modify an affirmative obligation to disclose on a schedule matters in circumstances where the inclusion of materiality is necessary to give the sentence its intended meaning), (b) the failure of Seller or its Affiliates to obtain all consents designated on Annex 7.1.4(b) as provided in Section 5.5, (c) the failure by Seller to satisfy any liability or obligation which is an Excluded Liability, or
(d) the failure of Seller or its Affiliates to pay any Transfer Taxes which the Seller is required to pay pursuant to Section 6.8 or any other costs or expenses which are the responsibility of Sellers; (e) any costs or expenses incurred in defending, and all interest or penalties assessed, in claims challenging the method of computing the W/I Payment used by Sellers prior to the Closing Date; and (f) in the event that Buyer waives the condition to obtain the consents set forth on Annex 7.1.4(a) as provided in Section 7.1.4(a), the failure by Seller to obtain all consents listed on Annex 7.1.4(a), which shall not be subject to any limitations described in Section 9.4 or Section 9.7.

         9.3 Indemnification by Buyer. To the extent set forth in Section 9.4 and in the manner herein provided, from and after the Closing Date, Buyer shall indemnify and hold harmless Seller, its Affiliates and their respective employees, directors, agents and representatives (collectively, the "Seller Indemnified Parties"), on an after-tax basis, from and against any and all Loss and Litigation Expense which they, or any of them, may suffer or incur as a result of or arising from any of the following: (a) any misrepresentation or breach of warranty (determined without regard to any materiality qualification contained in any representation or warranty), (b) the failure by the Buyer or any Buyer Purchaser to satisfy any liability or obligation which is an Assumed Liability,
(c) the failure of Buyers to pay any Transfer Taxes which the Buyer is required to pay pursuant to Section 6.8 or any other costs or expenses which are the responsibility of Buyers, (d) the conduct of the Business after the Closing Date by Buyer Purchasers other than Loss and Litigation Expense for which Seller is obligated to indemnify Buyer Indemnified Parties pursuant to Section 9.2, or (e) the destruction of, or failure of Buyer to provide Seller within a reasonable period of time after Seller's request, any books or documents in Buyer's possession which are related to the Business prior to Closing and are reasonably required by any Seller Indemnified Party in order to defend itself in any Tax-related audit, assessment, suit or other legal or administrative proceeding.

         9.4  Certain Limitations on Indemnities.

              9.4.1 Except for indemnification obligations under clauses (c),
         (d), (e) and (f) of Section 9.2, Seller and Federal shall not have any obligation to indemnify Buyer Indemnified Parties unless (a) the aggregate of all such claims for breaches of representations, warranties or covenants other than the representations and warranties made in Sections 3.10, 3.11, 3.12 and 3.13 exceeds One Million Dollars ($1,000,000) and then only to the extent of such excess up to a maximum aggregate indemnity for such Loss and Litigation Expenses of Ninety-Five Million Dollars ($95,000,000), or (b) with respect to representations and warranties in Sections 3.10, 3.11, 3.12 and 3.13, the aggregate of all such claims for breaches of such representations, warranties and covenants exceeds Two Million Dollars ($2,000,000) up to a maximum aggregate indemnity limit for such Loss and Litigation Expenses of One Hundred Million Dollars ($100,000,000), provided, however that Seller shall also indemnify Buyer Indemnified Parties for one-half of all Loss and Litigation Expenses up to such $2,000,000 threshold (the "Shared Threshold Claims").

              9.4.2 Except for indemnification obligations under clauses (b),
         (c) and (d) of Section 9.3, Buyer shall not have any obligation to indemnify Seller Indemnified Parties unless the aggregate of all such claims for breaches of representations, warranties or covenants exceeds One Million Dollars ($1,000,000) and then only to the extent of such excess up to a maximum aggregate indemnity limit for such Loss and Litigation Expenses of Ninety-Five Million Dollars ($95,000,000).

              9.4.3 The indemnifying party under Sections 9.2 and 9.3 shall not be liable to any Indemnified Party with respect to any occurrence, event, circumstance, act or omission unless such matter or a series of related matters arising from the same occurrence, event, circumstance, act or omission or similar conduct by the same individual which causes a representation or warranty to be breached and which, results in Loss or Litigation Expense of $25,000 or more.

         9.5 Procedure. Promptly after acquiring knowledge of any Loss, or any action, suit, investigation, proceeding, demand, assessment, audit, judgment, or claim ("Claim") which may result in a Loss, and prior to the Expiration Date, the Person seeking indemnity under this Article IX (the "Indemnitee") shall give written notice thereof to the party from whom indemnity is sought (the "Indemnitor"). The Indemnitor shall have the right, at its expense, to defend, contest or compromise such Claim, through counsel of its choice (unless such Indemnitor is relieved of its liability hereunder with respect to such Claim and Loss and Litigation Expense by the Indemnitee) and shall not then be liable for fees or expenses of the Indemnitee's attorneys (unless the Indemnitor and Indemnitee are parties to the action and there exists a conflict of interest between the Indemnitor and the Indemnitee, in which event the Indemnitor will be responsible for the reasonable fees and expenses of one firm), and the Indemnitee and the Indemnitor shall provide to each other all necessary and reasonable cooperation in the defense of all Claims, including Shared Threshold claims, including, but not limited to, the services of employees who are familiar with the transactions out of which such Claim or Loss may have arisen. In the event that the Indemnitor shall undertake to compromise or defend any Claim, it shall promptly notify the Indemnitee of its intention to do so. In the event that the Indemnitor, after written notice from Indemnitee, fails to take timely action to defend the same, the Indemnitee shall have the right to defend the same by counsel of its own choosing, but at the cost and expense of the Indemnitor, provided, no settlement of a Claim, other than a Shared Threshold Claim (to the extent that the Indemnitor and Indemnitee pay equal amounts), by Indemnitee shall be effected without the consent of the Indemnitor unless Indemnitee waives any right to indemnification therefor. The Indemnitor may settle or compromise any action or consent to the entry of any judgment (i) which includes the unconditional release by the Person asserting the Claim and any related claimants of Indemnitee from all liability with respect to such Claim in form and substance reasonably satisfactory to Indemnitee, and (ii) which would not adversely affect the right of Indemnitee and its Affiliates to own, hold use and operate their respective assets and businesses. Sellers and Buyers shall treat any payment under this Article IX for all Tax purposes as an adjustment of the Consideration, except to the extent such treatment is not permitted under applicable Law.

         9.6 No Subrogation. If any payment is made by or Claim asserted against Sellers under the terms of this Article IX, none of the Seller Indemnified Parties shall have any rights against the Purchased Assets or any of the Acquired Subsidiaries or any former officer or employee of any Acquired Subsidiary or any Sellers who becomes an employee of any Buyer Purchaser or the Acquired Subsidiaries, whether by reason of contribution, indemnification or otherwise and shall not take any action against the Purchased Assets or the Acquired Subsidiaries or any such officer or employee of any Buyer Purchaser or any

Acquired Subsidiary with respect thereto. Any rights which the Seller Indemnified Parties may have, by operation of law or otherwise against such officers or employees, the Purchased Assets or the Acquired Subsidiaries are, effective on the Closing Date, hereby expressly and knowingly waived.

         9.7 No Consequential Damages. EXCEPT AS SET FORTH IN SECTION 9.2(f), NEITHER ANY PARTY TO THIS AGREEMENT NOR THEIR AFFILIATES SHALL BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES SUFFERED BY A PARTY OR ITS AFFILIATES WITH RESPECT TO ANY TERM OR THE SUBJECT MATTER OF THIS AGREEMENT PROVIDED, HOWEVER, THAT THIS WAIVER SHALL NOT LIMIT ANY LIABILITY OF ANY PARTY TO INDEMNIFY THE APPLICABLE INDEMNIFIED PARTIES FOR LOSS ARISING FROM DAMAGES OF SUCH TYPE THE INDEMNIFIED PARTY IS REQUIRED TO PAY TO ANY OTHER PERSON.

         9.8 Exclusive Remedy. If the Closing occurs, the exclusive remedies for any breach of any representation, warranty, covenant or agreement hereunder shall be the indemnification provided by this Article IX and the rights provided Buyers under Sections 6.12 and 8.3, and each party expressly waives any other rights or remedies it may have, provided, however, that equitable relief, including the remedies of specific performance and injunction, shall be available with respect to any actual or attempted breach of this Agreement occurring before the Closing Date or with respect to the breach of any covenant to be performed after the Closing Date.


                                    ARTICLE X

                                   TERMINATION

         10.1 Events of Termination. This Agreement may be terminated by written notice of termination at any time before the Closing Date only as follows:

              10.1.1 Mutual Consent. By mutual written consent of Seller and Buyer;

              10.1.2 Breach. By Seller or Buyer if the other party or its Affiliates shall have (a) misstated any representation or is in breach of any warranty contained herein which would result in the failure of such party to satisfy the conditions to Closing set forth in Article VII, or (b) breached any covenant, undertaking or restriction contained herein which would result in the failure of such party to satisfy the conditions to Closing set forth in Article VII.

              10.1.3 By Either Party. Provided that the terminating party is not in material Default of any of its agreements hereunder, by Seller or Buyer if the Closing does not occur on or before June 30, 1997.

              10.1.4 By Buyer. By Buyer within five days after the Viewer Submission Deadline if the Viewer Submission Deadline shall have occurred and prior thereto any of the conditions set forth in Sections 7.1.2, 7.1.3 or 7.1.4 shall not have been satisfied.

         10.2 Consequences of Termination. In the event of termination of this Agreement pursuant to the provisions of Section 10.1, this Agreement shall have no further effect, except for the provisions of this Section 10.2 and Sections
6.6 and 11.4 and such termination shall be without any liability on the part of any of the parties, their Affiliates and their respective directors, officers or stockholders in respect of this Agreement, except for any breach of the Agreement by such party, and termination by the other party shall be without prejudice to its rights to recover damages for any such breach by the breaching party; provided, however, in the event of termination of this Agreement by Buyer or Seller pursuant to the provisions of Subsection 10.1.2(b), Seller in the case of breach by Buyer, or Buyer in the case of breach by Seller, shall, within ten days after receipt of reasonably satisfactory documentation of such costs, pay all reasonable out-of-pocket fees and expenses (for non-employee attorneys, accountants, investment bankers and similar persons, filing fees, etc.) incurred by the other party in connection with the Transactions.


                                   ARTICLE XI

                                  MISCELLANEOUS

         11.1 Entire Agreement; Amendments. This Agreement, the Letter Agreement and the Collateral Documents constitute the entire understanding among the parties hereto with respect to the subject matter contained herein and supersede any prior understandings and agreements among them respecting such subject matter. This Agreement may be amended, supplemented, and terminated only by a written instrument duly executed by Seller and Buyer. Each of Buyer, Seller and Federal recognizes that the liability and remedy provisions of this Agreement are material to the Agreement and have been bargained for and are reflected in the mutual promises and agreements set forth in the Agreement.

         11.2 Headings and References. The headings in this Agreement are for convenience of reference only and shall not affect its interpretation. Any reference in this Agreement to an Article, Section , Annex or Exhibit, unless it clearly refers to another instrument, means the specified Article, Section , Annex or Exhibit of this Agreement and any reference to Schedule means a Schedule to the Disclosure Letter.

         11.3 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability.

         11.4 Expenses. The fees of CS First Boston Corporation shall be paid by Buyer and the fees of Lehman Brothers shall be paid by Seller. Except as otherwise expressly provided herein, each of Sellers and Buyer shall be responsible for its own expenses whether or not the Transactions are consummated, provided, however, Seller and Buyer shall each pay one-half of the filing fees in connection with the Competition Laws.

         11.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given to the Person if delivered personally or upon sending a copy thereof by first class or express mail, postage prepaid, or by telegram (with messenger service specified), or reputable courier services, charges prepaid, to such party's address (or to such party's telecopier):

         If to Buyer, to:

              Eastman Kodak Company
              343 State Street
              Rochester, New York 14650
              Attention:  President, Business Imaging Systems Division


         With a copy to:

              Eastman Kodak Company
              343 State Street
              Rochester, New York 14650-0208
              Attention: General Counsel
      and to:

            Nixon, Hargrave, Devans & Doyle LLP       courier:
            Clinton Square                            1300 Clinton Square
            P.O. Box 1051                             Rochester, New York 14604
            Rochester, New York  14603
            Attention:  Deborah McLean Quinn, Esq.


      If to Sellers to:

            Wang Laboratories, Inc.
            600 Technology Park Drive
            Billerica, MA  02821-4130
            Attention:  Franklyn A. Caine, Executive Vice President


      With a copy to:

            Wang Laboratories, Inc.
            600 Technology Park Drive
            Billerica, MA 02821-4130
            Attention:  Albert A. Notini, General Counsel




      and to:

            Hale and Dorr LLP
            60 State Street
            Boston, Massachusetts  02109
            Attention: John A. Burgess, Esq.


or to such other Person or address as any of the foregoing may have designated for that purpose by notice to the others.

         11.6 Waiver; Consents. The failure by any party to exercise any right under, or to object to the breach by any other party of any term, provision or condition of, this Agreement shall not constitute a waiver thereof and shall not preclude such party from thereafter exercising that or any other right, or from thereafter objecting to that or any prior or subsequent breach of the same or any other term, provision or condition of the Agreement. Any consent granted pursuant to this Agreement shall be in writing, executed by the person authorized by the consenting party to receive notices, and shall be a consent only to the transaction, act or agreement specifically referred to in the consent and not to other similar transactions, acts or agreements.

         11.7 Assignment. This Agreement shall not be assigned by any party without the prior written consent of the other party, provided, however, that Buyer may assign to any Buyer Purchaser the right to acquire any portion of the Purchased Assets and Seller may assign this Agreement to any acquiror of all or substantially all of its business or assets if such acquiror confirms and acknowledges the obligations of Sellers under this Agreement and the Collateral Documents except as otherwise provided therein. Any attempted assignment in contravention with the foregoing shall be void. This Agreement shall be binding on and inure to the benefit of the parties hereto, their successors and any permitted assigns.

         11.8 Governing Law. This Agreement, including any dispute or controversy arising out of or related to this Agreement or the breach thereof, shall be subject to, governed by, and construed in accordance with, the substantive and procedural laws of the State of New York, without reference to its principles of conflict of laws.


         11.9 Parties in Interest. This Agreement is binding upon and shall inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing contained in this Agreement, express or implied, shall give any other Person any legal or equitable right, remedy or claim under or with respect to this Agreement or the transactions contemplated by this Agreement except as expressly provided in Article IX.

         11.10 Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity hereof, shall be settled by arbitration before a panel of three arbitrators in New York, New York administered by the American

Arbitration Association (the "AAA") in accordance with the AAA Commercial Arbitration Rules, including the Supplementary Procedures for Large, Complex Disputes. The arbitrators shall be individuals selected by mutual agreement of the parties hereto who are unaffiliated directly or indirectly with either party and shall have had no such affiliation for a period of at least five years prior to the date of this Agreement. In the event that the parties cannot reach agreement on the selection of such arbitrators, the Seller and the Buyer shall each name one individual, as describe above, who together will select a third person, all of whom will then serve as the arbitrators. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16 or any successor provision, and judgment upon the award may be entered by any court having jurisdiction. Any party to this Agreement may apply to any court having jurisdiction hereof and seek injunctive or other preliminary relief to avoid irreparable damage until the arbitration award is rendered or the claim or controversy is otherwise resolved. Despite such action the parties will continue to participate in good faith in the procedures specified in this Section 11.10. Notwithstanding anything else in this Section 11.10 and without resort to any arbitration, any party may initiate litigation in a state or federal court having jurisdiction with respect to any controversy or claim arising out of this Agreement and related to intellectual property rights. Except as otherwise expressly authorized in this Agreement, the arbitrators shall be bound by
Article IX of this Agreement and may not make any ruling, finding or award that does not comply with the terms and conditions of this Agreement. The arbitrators shall order a prehearing conference and limited discovery consisting of production of requested documents, a list of proposed witnesses, copies of all exhibits to be used at arbitration, a summary of testimony of proposed expert witnesses, and the examination by deposition of reasonably requested representatives of each party. The arbitrators shall schedule and conduct the hearing and may permit each party to make brief opening and closing statements. Either party, at its own expense, may arrange to have the arbitration proceedings recorded and/or transcribed.

         11.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but such counterparts shall together constitute one and the same Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers on the date first above written.

                                    SELLER

                                    WANG LABORATORIES, INC.


                                    By:_____________________________
                                    Name: Franklyn A. Caine
                                    Title: Executive Vice President

                                    FEDERAL

                                    WANG FEDERAL, INC.


                                    By:_____________________________
                                    Name: Albert A. Notini
                                    Title: Secretary

                                    BUYER

                                    EASTMAN KODAK COMPANY


                                    By:_____________________________
                                    Name: Candy M. Obourn
                                    Title: Vice President and President,
                                           Business Imaging Systems

                                 AMENDMENT NO. 1

                                       TO

                            ASSET PURCHASE AGREEMENT


    This Amendment No. 1 ("Amendment") is made this 17th day of March, 1997 and amends the Asset Purchase Agreement dated January 29, 1997 (the "APA"), among Eastman Kodak Company ("Buyer"), Wang Laboratories, Inc. ("Seller") and Wang Federal, Inc. ("Federal"). All capitalized terms referred to herein will have the same meaning as set forth in the APA.

1. The definition of "Accept Employment" set forth in Section 1.1 of the APA is hereby deleted in its entirety and replaced with the following:

         "Accept Employment" means (i) accepting an offer of employment with any Buyer Purchaser effective as of the Closing Date and satisfying all conditions of employment specified in the offer letter, or (ii) if the local law of any jurisdiction only requires notification of a change in employment, or if Buyer and the Buyer Purchasers have only provided for such notification in any jurisdiction, "Accept Employment" shall mean the sending of such notification; provided, however, that Seller shall notify Buyer of any Person in such jurisdiction who has notified any of Sellers in writing prior to the Closing Date that such Person does not expect to continue employment with any of Buyer Purchasers after the Closing Date and such Persons providing written notice shall not be deemed to Accept Employment for purposes of this Agreement.

2. Section 2.1.5 is amended to add the phrase "except to the extent such accounts receivable are Excluded Assets" after the words "Closing Date."

3. Section 2.1.9 is hereby deleted in its entirety and replaced with the following:

         2.1.9 All business or other records to the extent related to the Business (including personnel files of Transferred Employees to the extent permitted by Law), except for those business records that must be retained by Seller for Tax purposes;

4. Section 2.1.6 of the APA is hereby amended to substitute the term "Annex 2.1.6" for the term "Schedule 2.1.6" in each case where such latter term appears.

5. Section 2.2.1 of the APA is hereby amended to add at the end thereof "and any accounts receivable described on Annex 2.2.1."

6. Section 2.4.7 of the APA is hereby amended to add to subsection (d) at the end thereof the phrase "and to Transferred Employees with respect to any stock option plans or agreements."

7. Section 2.4.9 of the APA is hereby amended to add the following clause at the end thereof "or (d) any liability described in Annex 2.4.9."

8. Section 2.5 of the APA is hereby deleted in its entirety and replaced with the following:

         2.5 Consideration. In consideration of Seller's performance of this Agreement and the transfer and delivery of the Purchased Assets to the Buyer Purchasers, Buyer shall or shall cause Buyer Purchasers to (in accordance with the allocation provided for in Section 2.6) (a) deliver to Sellers by wire transfer to the account which Seller shall specify at least five business days prior to the Closing Date Two Hundred Sixty Million Dollars ($260,000,000) (the "Cash Consideration") in immediately available funds, less the amounts, if any, payable under clause (b) of this Section ; (b) deliver the respective cash amounts allocated pursuant to Section 2.6 by wire transfer to the Sellers in Chile and Korea; and (c) assume or cause Buyer Purchasers to assume the Assumed Liabilities.

9. The first sentence of Section 2.6 of the APA is hereby deleted in its entirety and replaced with the following:

         For purposes of complying with the requirements of Section 1060 of the Code, the Consideration shall be allocated among the Sellers and among each class of Purchased Assets in accordance with Annex 2.6 (the "Purchase Price Allocation Schedule"). Appropriate adjustments shall be made to the allocations to specific categories of assets or liabilities to reflect any changes in the amount from the Estimated Closing Balance Sheet (on which they are based) to the Closing Date.

10. The first sentence of Section 5.7 of the APA is deleted in its entirety and replaced with the following:

         Seller shall deliver to Buyer at least one business day prior to the Closing Date revised Annexes 2.1.1, 2.1.2, 2.1.4 and 2.1.6 and Schedules 3.7, 3.10.6, 3.10.8, 3.10.15, 3.11.2, 3.15, 3.18, 3.20 (all parts), 3.21
    (all parts), 3.25, 3.26 and 6.10.1(d), reflecting any changes from the date of this Agreement to the Closing Date and shall be treated as though delivered with the Disclosure Letter as of the date of this Agreement.

11. Section 5.8.1 of the APA is hereby deleted in its entirety and replaced with the following:

          5.8.1 At least two business days prior to the Closing Date, Seller shall deliver to Buyer an estimated pro forma balance sheet of the Business as of the Closing Date (the "Estimated Closing Balance Sheet"). The Estimated Closing Balance Sheet shall consist of the February 28, 1997 consolidating balance sheets by country, adjusted to reflect the Business as provided in the following sentence, together with disclosure of any known material differences which have occurred or are anticipated to occur between February 28, 1997 and the Closing Date. The Estimated Closing Balance Sheet and the Closing Pro Forma Balance Sheet shall be prepared consistent with the preparation of the 12/31 Pro Forma Balance Sheet and in accordance with Annex 3.6, and shall reflect the Purchased Assets which are of a nature to be reflected thereon and only those liabilities being assumed by Buyer pursuant to Section 2.3.

12. Section 5.8.2 of the APA is hereby deleted in its entirety and replaced with the following:

          5.8.2 Seller shall prepare a Closing Pro Forma Balance Sheet as of the Closing Date (the "Closing Pro Forma Balance Sheet") which shall reflect the books and records of the Business and fairly present the financial condition of the Business as of the Closing Date and will be provided to Buyer by Seller on or prior to April 30, 1997.

13. Article V of the APA is hereby amended by inserting the following Section 5.10:

          Section 5.10 Transfer of IP Rights and Rights in Software. Notwithstanding any other provision of this Agreement to the contrary, Seller and the Acquired Subsidiaries shall execute such documents and agreements as requested by Buyer in order to assign, transfer or otherwise convey the Business Software and certain IP Rights, including the Design Documentation, the Documentation, the Information Assets, the Technology and the R&D Assets which relate to the Business Software, of the Acquired Subsidiaries to Kodak Limited, a Subsidiary of Buyer, immediately prior to the Closing.

14.  The APA is hereby amended to add the following clause at the end of Section
6.10.2 "or, if referenced in any local transfer agreement, by the applicable Sellers and Buyer Purchasers."

15. The APA is hereby amended to add a new Section 6.10.4 to read in its entirety as follows:

          6.10.4 Annex 6.10.4 contains certain provisions regarding specific employee related issues.

16. Section 6.12 of the APA is hereby deleted in its entirety and replaced with the following:

     6.12  Office Space Arrangements.

           6.12.1 At Closing, Seller or the applicable Seller Subsidiary ("Sublandlord", and collectively, the "Sublandlords") and Buyer or the applicable Buyer Purchaser ("Subtenant", and collectively the "Subtenants") shall enter into the following subleases (the "Subleases"): (a) a sublease, in the form referred to on Annex 1.1 as the "Technology Park Sublease," which form has been modified in certain respects by agreement of the parties to such sublease, pursuant to which Sublandlord will sublease to Subtenant certain space in the office building located at 600 Technology Park Drive, Billerica, Massachusetts; and (b) a sublease, in form reasonably acceptable to both Seller and Buyer pursuant to which Sublandlord will sublease to Subtenant certain space in the office building located at 7900 Westpark Avenue, McLean, Virginia. Sublandlord shall use reasonable efforts to obtain, prior to Closing, and shall deliver to Subtenant at Closing or at such later time that any such consent shall be obtained, if at all, all consents required to validly consummate the Subleases. Sublandlord shall be responsible for and shall promptly pay any and all costs associated with obtaining and delivering such consents, and Subtenant shall reasonably cooperate with Sublandlord in obtaining such consents, provided that Subtenant shall not be required to make any payment associated with obtaining such consent. The obtaining of such consents with respect to any particular Sublease shall not be a condition to Closing, but from and after the date of Closing, as provided in Article IX, Seller shall indemnify, defend and hold the Buyer Indemnified Parties harmless from and defend the Buyer Indemnified Parties, on an after-tax basis, from and against any and all Loss and Litigation Expense, which they or any of them may suffer or incur as a result of or arising from Seller's failure to seek or obtain the consent of the landlord, sublandlord or other party whose consent is required in connection with the making of the Sublease.

           6.12.2 At Closing, Seller or the applicable Seller Subsidiary ("Assignor," and collectively, the "Assignors") shall assign to Buyer or the applicable Buyer Purchaser ("Assignee," and collectively, the "Assignees") all of its right, title and interest in, to and under the Real Estate Leases listed on Annex 2.1.6, except for those Real Estate Leases so listed in which (as indicated on such Annex 2.1.6), the tenant is an Acquired Subsidiary (the "Acquired Subsidiary Leases") and except for the Real Estate Lease of premises located in Solna, Sweden, the disposition of which is addressed in Section 6.12.4 below, and the applicable Assignee shall assume all obligations of the applicable Assignor under each Real Estate Lease to be assigned hereunder arising after Closing, pursuant to certain Lease Assignment and Assumption Agreements substantially in the form attached to Annex 1.1 as the "Lease Assignments." Seller shall use reasonable efforts to obtain, prior to Closing, and shall deliver to Buyer at Closing or at such later time that any such consent shall be obtained, if at all, all consents required under the Real

     Estate Leases as a result of the assignment thereof, and all consents required under Acquired Subsidiary Leases as a result of the transfer of the ownership interests in such Acquired Subsidiaries contemplated under this Agreement. Seller shall be responsible for and shall promptly pay any and all costs associated with obtaining and delivering such consents, and Buyers shall reasonably cooperate with Sellers in obtaining such consents, provided that neither Buyer nor any Buyer Purchaser shall be required to make any payment associated with obtaining such consent nor grant any guarantee of any obligations as a condition to obtaining such consent. The obtaining of such consents with respect to any particular Real Estate Lease assignment or deemed transfer of an Acquired Subsidiary Lease (a "Lease Transfer") shall not be a condition to Closing, but from and after the date of Closing, as provided in Article IX, Seller shall indemnify, defend and hold the Buyer Indemnified Parties harmless from and defend the Buyer Indemnified Parties, on an after-tax basis, from and against any and all Loss and Litigation Expense, which they or any of them may suffer or incur as a result of or arising from Seller's failure to seek or obtain the consent of the landlord, sublandlord or other party whose consent is required in connection with the making of the Lease Transfer.

           6.12.3 At Closing, Seller and Buyer shall enter into a Master Space Sharing Agreement, substantially in the form attached to Annex 1.1 (the "Master Space Sharing Agreement"), which form has been modified in certain respects by agreement of the parties thereto, relating to the spaces listed on Annex 6.12.3 (the "Shared Spaces"), pursuant to which, among other things, Sellers shall grant to Buyer Purchasers the right to use and occupy certain areas in the Shared Spaces in exchange for the payment of certain amounts and Buyer Purchasers assuming certain obligations with respect to such areas. Any consents to the Master Space Sharing Agreement which may be required to be obtained under any of the Real Estate Leases shall not be a condition to Closing, and neither Sellers nor Buyers shall be required to seek to obtain such consents.

           6.12.4 With respect to the Real Estate Lease of premises located in Solna, Sweden (the "Sweden Lease"), Seller covenants and agrees that the rent payable by the applicable Buyer Purchaser for the premises under the Sweden Lease (the "Sweden Premises") shall not exceed the fair market rental value therefor (the "Fair Market Rental"). Seller and Buyer hereby agree for this purpose that the Fair Market Rental of the Sweden Premises is 237,500 Swedish Krona (SEK) per year (exclusive of property tax and VAT). Seller and Buyer further agree and acknowledge that the current rent payable under the Sweden Lease for the Sweden Premises is 269,700 SEK per year (exclusive of property tax and VAT). In order to satisfy its contractual obligation to assume responsibility for the amount by which the current rent payable under the Sweden Lease exceeds the Fair Market Rental, Seller shall use commercially reasonable efforts promptly following Closing to enter into an agreement with the landlord under the Sweden Lease pursuant to which, at no cost to Buyer or the applicable Buyer Purchaser, either: (a) the Sweden Lease shall be modified to provide that the rent payable thereunder from and after the date of Closing shall be equal to the Fair Market Rental, in which event Seller shall cause the applicable Seller Subsidiary to assign the Sweden Lease to the applicable Buyer Purchaser and the applicable Buyer Purchaser shall accept assignment of the Sweden Lease, as so modified; or (b) the Sweden Lease shall be terminated and the applicable Buyer Purchaser shall enter into a new lease covering the Sweden Premises on terms satisfactory to the landlord and reasonably satisfactory to the applicable Buyer Purchaser, but calling for rental payments no greater than the Fair Market Rental. If the arrangements described in clauses (a) and (b) above have not been completed on or before March 31, 1997, then Seller shall cause the Sweden Lease to be assigned to the applicable Buyer Purchaser pursuant to an assignment agreement which will provide that Seller shall pay to the Buyer Purchaser on a monthly basis (retroactive to the Closing Date) an amount equal to the amount by which each monthly installment of rent payable under the Sweden Lease exceeds the monthly Fair Market Rental, and the applicable Buyer Purchaser shall accept such assignment. The provisions of the last three sentences of
     Section 6.12.2 shall apply in connection with any assignment of the Sweden Lease by the applicable Seller Subsidiary to the applicable Buyer Purchaser.

17. Section 6.13 of the APA is hereby deleted in its entirety and replaced with the following:

           Section 6.13 Reorganization in France. Buyer and Seller shall, and shall cause their respective Affiliates, to cooperate in the reorganization of the Business in France so that Wang Software Services Europe is converted from an SNC to an S.A. prior to the closing of the Transactions in France and that all of the assets and employees of the Business in France are transferred to such entity. At or before the closing in France, the Acquired Subsidiary in France shall enter into a sublease with Wang France S.A., the terms of which are set forth in Annex 6.13.

18. Section 6.1.5 of the APA is hereby deleted in its entirety and replaced with the following:

           6.1.5 Retention Payments. Sellers shall cause any U.S. Transferred Employees with unvested employer contributions under Sellers' or Acquired Subsidiaries' 401(k) Plans ("Unvested Contributions") to vest as of the Closing Date. Sellers shall provide Buyer with a statement of the Unvested Contributions for each affected Transferred Employee within five business days after the Closing Date. Seller shall reimburse Buyer for one-half of the payments made by Buyer or Buyer Purchasers to Employees pursuant to Buyer's retention plan for Transferred Employees, as amended from time to time; provided, that Seller shall be entitled to credit 50% of the Unvested Contributions against such reimbursement obligation; and provided further, that Seller's maximum reimbursement obligation hereunder shall be the difference between $5,000,000 and the Unvested Contributions.

19. Article VI of the APA is hereby amended by inserting the following Section 6.26:

           Section 6.26 Buyer shall not (nor shall Buyer permit any of its Affiliates to), without the prior written consent of Seller, amend or otherwise modify the terms of any stock option agreement under the Wang Software Storage Management, Inc. 1991 Incentive Stock Plan outstanding on the Closing Date (collectively, the "Plan and Options") unless required to do so to comply with a change in Law. Seller shall not (nor shall Seller permit any of its Affiliates to), without the prior written consent of Buyer, amend or otherwise modify the terms of the Plan and Options unless required to do so to comply with a change in Law.

20. Section 7.1.5 of the APA is hereby amended to substitute the term "Schedule 7.1.5" for the term "Annex 7.1.5" in each case where such latter term appears.

21. Article IX of the APA is hereby amended by inserting the following Section 9.3.1:

           9.3.1 Additional Indemnification by Buyer. From and after the Closing Date, Buyer shall indemnify and hold harmless the Seller Indemnified Parties, on an after-tax basis, from and against any and all Loss and Litigation Expense which they, or any of them, may suffer or incur as a result of or arising from any claim that the sale and assignment by the Acquired Subsidiaries of certain of their assets to the Buyer or any Buyer Purchaser as provided in Section 5.10 resulted in the violation of any bulk sales, fraudulent conveyance, fraudulent transfer, insolvency, illegal dividend, or related law or regulation in any jurisdiction or the violation or breach of any fiduciary duty of any shareholder, director or officer of any Acquired Subsidiary. Notwithstanding anything to the contrary contained in Section 9.4, none of the limitations contained in Section 9.4 shall apply to the obligations set forth in this Section 9.3.1.


22. Section 11.1 of the APA is hereby amended to add the term ", Amendment No. 1" after the word "Agreement" and to include the following sentence at the end thereof: "Notwithstanding any provision or lack thereof in the Assignment and Assumption Agreement between Wang Australia Pty Ltd. and Kodak Australasia Pty Ltd., Buyer and Seller shall cause their respective Affiliates in Australia to abide by the terms of this Agreement, including the provisions of this Agreement with respect to the Closing Pro Forma Balance Sheet."

23. Section 11.5 of the APA is hereby amended to add the following information regarding ZIP codes and facsimile numbers:

            To Buyer's President, Business Imaging Systems:
                  ZIP Code 14650-1171
                  Facsimile  716-724-2443

            To Buyer's General Counsel:
                  ZIP Code  14650-0208
                  Facsimile  716-724-9448

            To Nixon, Hargrave, Devans & Doyle LLP:
                  Facsimile  716-263-1600

            To Seller's Executive Vice President:
                  Facsimile  508-967-0436

            To Seller's General Counsel:
                  Facsimile  508-967-0436

            To Hale and Dorr LLP
                  Facsimile  617-526-5000


24.  Annexes 1.1, 2.2.9, 2.3.4, 2.4.3, 2.4.12, 2.7, 6.12.3, 7.1.4(a) and
7.1.4(b) and Schedules 3.1, 3.4, 3.5, 3.8.3, 3.10.1, 3.10.7, 3.10.9, 3.19,
3.30.11, 3.33, 5.2.2 and 7.1.5 to the APA are hereby deleted in their entirety and respectively replaced by Annexes 1.1, 2.2.9, 2.3.4, 2.4.3, 2.4.12, 2.7,
6.12.3, 7.1.4(a) and 7.1.4(b) and Schedules 3.1, 3.4, 3.5, 3.8.3, 3.10.1,
3.10.7, 3.10.9, 3.19, 3.30.11, 3.33, 5.2.2 and 7.1.5 attached hereto. The attached Annexes 1.1, 2.2.9, 2.3.4, 2.4.3, 2.4.12, 2.7, 6.12.3, 7.1.4(a) and
7.1.4(b) shall be treated as though always a part of the APA and Schedules 3.1, 3.4, 3.5, 3.8.3, 3.10.1, 3.10.7, 3.10.9, 3.19, 3.30.11, 3.33, 5.2.2 and 7.1.5
shall be treated as though delivered with the Disclosure Letter as of the date of the APA.

25. Annexes 6.12.1(b), 6.12.1(c) and 6.12.4 to the APA are hereby deleted in their entirety from the APA and shall be treated as though never a part of the APA.

26. The attached Annexes 2.2.1, 2.4.9, 2.6, 6.10.4 and 6.13 are hereby added to and incorporated within the APA and shall be treated as though always a part of the APA.

27. Except as expressly amended by this Amendment, the APA continues in full force and effect as written.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers on the date first above written.

WANG LABORATORIES, INC.                   EASTMAN KODAK COMPANY



By: ____________________________          By: ____________________________
     Name:  David I. Goulden                   Name:  Peter Giles
     Title: Senior Vice President              Title: Vice President


WANG FEDERAL, INC.



By: ____________________________
     Name:  Albert A. Notini
     Title: Senior Vice President